EXHIBIT 10.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS
BY AND AMONG
THE SELLING PARTIES IDENTIFIED ON EXHIBIT A HERETO,
TLG II, L.L.P.
AND
GAHC4 MISSOURI SNF PORTFOLIO, LLC
DATED AS OF JUNE 7, 2018

ARTICLE 1 PURCHASE AND SALE OF PROPERTY		1
1.01	Purchase and Sale.	1
1.02	Excluded Property	4
1.03	Retained Liabilities	5
1.04	Definitions	5

ARTICLE 2 PURCHASE PRICE AND DEPOSIT		7
2.01	Purchase Price	7
2.02	Intentionally Omitted	8
2.03	Deposit	9

ARTICLE 3 TITLE AND SURVEY; ZONING		9
3.01	Title, Surveys and Zoning	9
3.02	Title, Survey and Zoning Objections	9
3.03	Failure to Cure Title Objections	12
3.04	Access.	12

ARTICLE 4 PROPERTY INFORMATION; DUE DILIGENCE PERIOD TERMINATION		15
4.01	Property Information	15
4.02	Due Diligence Period Termination	15

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		15
5.01	Representations and Warranties of Sellers	15
5.02	Subsequent Knowledge; Updated Disclosure	24
5.03	Representations and Warranties of Purchaser	25

ARTICLE 6 COVENANTS OF SELLERS AND PURCHASER		26
6.01	Covenants of Sellers	26
6.02	Covenants of Purchaser	29
6.03	Intentionally Omitted	30

ARTICLE 7 CONDITIONS PRECEDENT TO CLOSING		30
7.01	Conditions Precedent to Purchaser’s Obligation to Close	30
7.02	Conditions Precedent to Seller’s Obligation to Close	31
7.03	Failure of a Condition	31

ARTICLE 8 CLOSING; ESCROW CLOSE		32
8.01	Closing and Closing Date	32

i

(continued)

8.02	Obligations of Sellers	32
8.03	Obligations of Purchaser	34
8.04	Costs and Adjustments at Closing	35
8.05	Escrow Close	37
8.06	Reporting Person	38

ARTICLE 9 RISK OF LOSS; DAMAGE; CONDEMNATION		38
9.01	Risk of Loss	38
9.02	Notice of Casualty or Taking	38
9.03	Damage	38

ARTICLE 10 REMEDIES		39
10.01	Seller Default	39
10.02	Purchaser Default	40

ARTICLE 11 ADDITIONAL AGREEMENTS		40
11.01	Indemnification	40
11.02	Indemnification Limitations	41
11.03	Brokers	42

ARTICLE 12 NOTICES		42
12.01	Written Notice.	42
12.02	Method of Transmittal	42
12.03	Addresses	43

ARTICLE 13 ESCROW AGENT		44
13.01	Investment and Use of Funds	44
13.02	Termination	44
13.03	Interpleader	45
13.04	Liability of the Escrow Agent	45

ARTICLE 14 MISCELLANEOUS		45
14.01	Entire Agreement	45
14.02	Assignment	45
14.03	Modifications; Waiver	46
14.04	Interpretation; Usage	46
14.05	Captions	47
14.06	Successors and Assigns	48
14.07	Controlling Law; Venue	48

(continued)

14.08	Attachments	48
14.09	Time of Essence; Survival of Claims	48
14.10	Business Day	48
14.11	Attorneys’ Fees and Costs.	48
14.12	Counterparts	49
14.13	Publicity	49
14.14	Waiver of Jury Trial..	49
14.15	Bulk Sales Laws	49
14.16	Obligation to Close on All Facilities..	49
14.17	Guaranty	49
14.18	Cooperation with Audit.	50
14.19	Purchaser’s Disclosures.	51
14.20	No Personal Liability.	51

EXHIBITS AND SCHEDULES

Exhibit A	Facilities, Owner Sellers, Operators and Master Tenants
Exhibit B	Form of Master Lease
Exhibit C	Form of Deed
Exhibit D	Form of Blanket Conveyance, Bill of Sale and Assignment
Exhibit E	Form of Certificate of Non‑Foreign Status
Exhibit F	Form of Seller’s Closing Certificate
Exhibit G‑1	Form of Operating Subleases
Exhibit G‑2	Form of Lease Guaranty (Subtenants)
Exhibit G‑3	Form of Lease Cross Guaranty (Subtenants)
Exhibit H	Form of Purchaser’s Closing Certificate
Exhibit I	Form of Representation Letter
Exhibit J	Form of Audit Letter
Exhibit K	Management Agreements
Schedule 1.01(a)(i)	Land
Schedule 1.01(a)(viii)	Warranties
Schedule 1.02(a)(iv)	Rent Roll
Schedule 1.02(a)(vi)	Regulatory Approvals
Schedule 2.01(a)	Portfolio Purchase Price Allocation
Schedule 2.01(b)	Facility Purchase Price Allocation
Schedule 2.01(d)	Seller Indebtedness
Schedule 2.01(e)(i)	Purchase Money Security Interest and Capitalized Leases
Schedule 2.03	Deposit Allocations
Schedule 4.01	Property Information
Schedule 5.01(c)	Conflicts and Consents
Schedule 5.01(d)	Litigation
Schedule 5.01(g)(ii)	Use and Occupancy Agreements

Schedule 5.01(g)(iii)	Organizational Charts
Schedule 5.01(h)	Contracts
Schedule 5.01(k)(ii)	Compliance with Laws
Schedule 5.01(l)	Compliance with Environmental Laws
Schedule 5.01(o)	Existing Debt
Schedule 5.01(q)	Zoning and Parking
Schedule 5.01(r)(i)	Licensed Beds
Schedule 5.01(r)(ii)	Ownership and Operation
Schedule 5.01(r)(iii)	NPI, Medicare and Medicaid Numbers
Schedule 5.01(r)(iv)	DHSS Deficiencies
Schedule 5.01(s)	Regulatory Requirements
Schedule 5.01(t)	Federal Health Care Programs
Schedule 5.01(u)	Construction
Schedule 6.01(a)	Capital Improvements

DEFINED TERMS

Defined Term	Section	Page
Admission Agreements……………………	1.02(a)(iv)………………………………	4
Affiliated Party…………………………….	14.04(g)(ii)……………………………..	47
Affiliated Service Party……………………	14.04(g)(iii)…………………………….	47
Agreement…………………………………	Introduction…………………………….	1
Approval Authorities……………………...	1.04(a)………………………………….	6
Audited Years……………………………..	14.18(a)…………………………………	50
Business Day………………………………	14.10……………………………………	48
Casualty Termination Notice……………...	9.03(b)………………………………….	39
Claims……………………………………..	5.01(d)………………………………….	16
Closing…………………………………….	8.01……………………………………..	32
Closing Costs……………………………...	8.04(a)(iv).……………………………...	36
Closing Date……………………………….	8.01(ii).…………………………………	32
Closing Payment…………………………..	2.01(c)(ii).………………………………	8
Code……………………………………….	5.01(m)………………………………....	21
Contracts…………………………………..	1.02(a)(v) ………………………………	4
DDP Expiration Date……………………...	4.02……………………………………..	15
DDP Termination Notice………………….	4.02……………………………………..	15
Damages…………………………………...	3.04(c) ………………………………….	13
Data Room………………………………...	4.01……………………………………..	15
Data Room Contracts……………………...	5.01(h).…………………………………	18
Deductible Amount………………………..	11.02(b) ………………………………..	41
Deed……………………………………….	8.02(a)(i).……………………………….	33
Deposit…………………………………….	2.03……………………………………..	9
Dresner…………………………………….	11.03(a)(i) ……………………………...	42
Effective Date……………………………..	Introduction……………………………	1
Environmental Law………………………..	5.01(l) ………………………………….	20
Escrow Agent……………………………...	2.03……………………………………..	9
Excluded Indebtedness…………………….	2.01(e)(i) ……………………………….	8
Excluded Property…………………………	1.02(a) ………………………………….	4
Existing Debt……………………………...	5.01(o) …………………………………	21
Existing Master Lease……………………..	Recitals…………………………………	1
Existing Master Tenant……………………	Recitals…………………………………	1
Facility…………………………………….	Recitals…………………………………	1
Facility Closing Payment………………….	2.01(c)(ii)……………………………….	8
Facility Indebtedness…………………..….	2.01(d)………………………………….	8
Facility Indebtedness Payoff Amount……..	2.01(d)……………………………...….	8
Facility Management……………………...	3.04(d)……………………………….....	14
Financial Information……………………..	5.01(g)(i) ……………………………….	17
Financial Statements………………………	5.01(g)(i) ……………………………….	17
Government Note………………………….	2.01(e)(iv) ……………………………...	8
Guaranties…………………………………	8.02(a)(xvi) …………………………….	34
Guaranty………………………………….	14.17……………………………………	49

v

Defined Term	Section	Page
HUD……………………………………….	8.01……………………………………..	32
HUD Lockout Fee…………………………	8.04(a)(i).……………………………….	35
Hazardous Materials………………………	5.01(l).………………………………….	21
Healthcare Regulatory Agency……………	1.04(b).…………………………………	6
IT Assets…………………………………..	1.04(d) …………………………………	6
Immaterial Contract………………………	5.01(h) …………………………………	18
Improvements……………………………..	1.01(a)(ii) ………………………………	2
Indemnity Period………………………….	11.02(a) ………………………………..	41
Initial Title Objections…………………….	3.02(a) ………………………………….	9
Inspection Engineer……………………….	6.01(l) ………………………………….	28
Inspections………………………………..	3.04(a) ………………………………….	12
Intellectual Property……………………….	1.04(c) ………………………………….	6
Knowledge………………………………...	14.04(e) ………………………………...	46
Known Misrepresentations………………..	5.02(a) ………………………………….	24
Land……………………………………….	1.01(a)(i)(D) …………………………...	2
Lease Guarantor…………………………...	1.02(b) …………………………………	5
Lease Parties……………………………....	7.01(d) …………………………………	30
Litigation………………………………….	5.01(d) …………………………………	16
Loan Documents…………………………..	5.01(o) …………………………………	21
Management Agreements…………………	5.01(h)(ii) ……………………………...	19
Master Lease………………………………	7.01(d) …………………………………	30
Master Lease Ancillary Documents……….	8.02(a)(xvi) …………………………….	34
Master Tenant……………………………..	7.01(d) …………………………………	30
Material Adverse Effect…………………...	7.01(e) ………………………………….	31
Material Initial Title Objections…………...	3.02(c) ………………………………….	10
Material Known Misrepresentation……….	5.02(a) ………………………………….	25
Material Title Objections………………….	3.02(d) …………………………………	11
Modification……………………………….	6.01(c) ………………………………….	27
NPIs……………………………………….	5.01(g)(iii) ……………………………..	18
New Master Tenant………………………..	7.01(d) …………………………………	30
New Title Objections……………………...	3.02(d) …………………………………	11
Non-Terminating Party……………………	13.02(a) ………………………………...	44
OFAC……………………………………...	5.01(n)(ii) ……………………………...	21
Obligations………………………………...	14.09……………………………………	48
Operational Assets………………………...	1.04(e) ………………………………….	6
Operator(s) ………………………………..	Introduction…………………………….	1
Operator Goodwill and Naming Rights…...	1.01(b)(ii) ……………………………...	3
Operator Lease…………………………….	Recitals…………………………………	1
Operator Permits…………………………..	1.01(b)(i)(B) …………………………...	3
Operator Property………………………….	1.01(b) …………………………………	3
Operator's Facility…………………………	Recitals…………………………………	1
Outside Date……………………………….	8.01(ii)………………………………….	31
Owner Seller(s) …………………………...	Introduction…………………………….	1
Owner Seller Appurtenant Property……….	1.01(a)(iii)(B) ………………………….	2

Defined Term	Section	Page
Owner Seller Goodwill and Naming Rights	1.01(a)(v) ………………………………	2
Owner Seller Permits……………………...	1.01(a)(iv)(B) ………………………….	2
Owner Seller Property…………………….	1.01(a) ………………………………….	6
PII………………………………………….	1.04(g) …………………………………	6
PZR Reports……………………………….	3.01……………………………………..	9
Parent Guarantor…………………………..	Introduction…………………………….	1
Payoff Letters……………………………...	2.01(e)(ii) ………………………………	8
Permits…………………………………….	1.04(f) ………………………………….	6
Permitted Exceptions……………………...	3.02(f) ………………………………….	11
Plans……………………………………….	1.01(a)(vi) ……………………………...	3
Portfolio Purchase Price…………………...	2.01(a) ………………………………….	7
Premises Condition Reports……………….	6.01(l) ………………………………….	28
Pro Forma Title Policy…………………….	3.02(c) ………………………………….	10
Property……………………………………	1.02(b) …………………………………	5
Property Information………………………	4.01……………………………………..	15
Purchase Price……………………………..	2.01(a) ………………………………….	7
Purchaser………………………………….	Introduction…………………………….	1
Purchaser Knowledge Representatives……	14.04(f) ………………………………...	47
Purchaser Known Inaccuracy……………..	5.02(a) ………………………………….	24
Purchaser NDA……………………………	3.04(f) ………………………………….	14
Purchaser Parties…………………………..	11.01……………………………………	40
Purchaser's Conditions Precedent…………	7.01……………………………………..	30
Purchaser's Reimbursable Transaction Costs………………………………………	5.02(a)(ii)(y) …………………………...	24
RCMC……………………………………..	1.02(b) …………………………………	5
REIT……………………………………….	14.19……………………………………	51
Registered Company………………………	14.18(a) ………………………………..	50
Regulatory Approvals……………………..	1.02(a)(vi) ……………………………..	5
Reimbursement Cap……………………….	5.02(a)(ii)(y) …………………………...	24
Rent Roll…………………………………..	1.02(a)(iv) ……………………………...	4
Representation Letter……………………...	14.18(a)(xii) ……………………………	50
Required PCR Repairs…………………….	6.01(l) ………………………………….	28
Resident Assets……………………………	1.04(h) …………………………………	7
Residents………………………………….	1.02(a)(iv) ……………………………...	4
SEC Filings………………………………..	14.18(a) ………………………………...	50
Schedule Supplement……………………...	5.02(b) …………………………………	25
Seller(s) …………………………………...	Introduction…………………………….	1
Seller Creditor……………………………..	2.01(e)(iii) ……………………………...	8
Seller Group……………………………….	3.04(c) ………………………………….	13
Seller Indebtedness………………………..	2.01(d) …………………………………	8
Seller Indebtedness Payoff Amount……….	2.01(d) …………………………………	8
Seller Knowledge Representatives………..	14.04(e) ………………………………...	48
Seller Known Inaccuracy………………….	5.02(a) ………………………………….	24
Seller Obligations…………………………	14.17……………………………………	49

Defined Term	Section	Page
Sellers' Conditions Precedent………..…….	7.02……………………………………..	31
Sellers' Representative…………………….	3.04(d) …………………………………	14
Surveys…………………………………….	3.01(b) …………………………………	9
Tangible Personal Property………………..	1.02(a)(vii) ……………………………..	5
Terminating Party…………………………	13.02(a) ………………………………...	44
Third Party Payor………………………….	1.04(i)………………………………….	7
Title Commitments………………………..	3.01(a)………………………………….	9
Title Company…………………………….	2.03…………………………………….	9
Title Objection Expiration Date…………...	3.02(a).………………………………….	9
Trade Secrets………………………………	1.04(j).………………………………….	7
Transfer Taxes…………………………….	8.04(a)(iii)(B) ………………………….	36
Transferred Goodwill and Naming Rights...	1.01(b)(ii) ……………………………...	3
Transferred Permits………………………..	1.01(b)(i)(B) …………………………...	3
Transferred Property………………………	1.01(b) …………………………………	3
Unsatisfied Purchaser Condition………….	7.03(a) ………………………………….	31
Unsatisfied Sellers' Condition…………….	7.03(b) …………………………………	31
Warranties…………………………………	1.01(a)(viii) ……………………………	3

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of June, 2018 (“Effective Date”), by and among the owner selling parties identified on Exhibit A attached hereto (referred to herein as “Owner Seller” or “Owner Sellers”), the operator parties identified on Exhibit A attached hereto (referred to herein as “Operator” or “Operators”), and TLG II, L.L.P., a Missouri limited liability partnership (“Parent Guarantor”), solely for the limited purposes set forth in Section 14.17, and GAHC4 Missouri SNF Portfolio, LLC, a Delaware limited liability company, and its successors and assigns permitted hereunder (“Purchaser”).
RECITALS
WHEREAS, each Owner Seller is an affiliate of Parent Guarantor and owns that certain skilled nursing facility and/or residential care facility set forth opposite the name of such Owner Seller on Exhibit A (each, a “Facility”);
WHEREAS, each Operator is an affiliate of Parent Guarantor and (i) leases directly from the Owner Seller; or (ii) subleases from TLG III, L.L.P., as master tenant (“Existing Master Tenant”) pursuant to the terms and conditions of a HUD Facilities Master Lease (the “Existing Master Lease”), the Facility set forth opposite the name of such Operator on Exhibit A (each such Facility, the “Operator’s Facility”), in each case, pursuant to the Existing Master Lease or a separate facility lease agreement (each such lease hereinafter referred to as an “Operator Lease”);
WHEREAS, each Operator is also the licensed operator of such Operator’s Facility and the owner of certain of the Transferred Property used in the operation of such Facility;
WHEREAS, for purposes of this Agreement, each Owner Seller owning a Facility and the Operator operating such Facility are individually and collectively, as the context may require, referred to herein as “Seller,” and all of such parties together are referred to collectively herein as “Sellers”; and
WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase, accept and assume from Sellers, and Sellers will sell, convey, transfer and assign to Purchaser, the Transferred Property, subject to and in accordance with the terms and conditions herein.
NOW, THEREFORE, in consideration of the recitals, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:
ARTICLE 1
PURCHASE AND SALE OF PROPERTY
1.01    Purchase and Sale.
(a)    On the terms and conditions stated in this Agreement, Owner Sellers hereby agree to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase, accept and assume from Owner Sellers, all of the following described property of Owner Sellers (collectively, the “Owner Seller Property”), but excluding, in all cases, the Excluded Property:
(i)    fee simple title in and to each tract of land identified and described on Schedule 1.01(a)(i), together with all of each Owner Seller’s respective right, title and interest, if any, in rights and appurtenances to the extent pertaining to such land, including, without limitation, each Owner Seller’s respective right, title and interest, if any, in and to the following: (A) all minerals, water, oil, gas and other hydrocarbon substances thereon; (B) all adjacent strips, streets, roads, alleys and rights‑of‑way, public or private, open or proposed; (C) all easements, privileges, development rights and hereditaments, whether or not of record; and (D) all access, air, water, riparian, solar power (but excluding any solar equipment, if any) and utility rights and wastewater, fresh water, storm sewer or other utilities capacity or service commitments and allocations, and all other rights and benefits to the extent running with such land and any and all other real property rights owned or leased by such Owner Seller with respect to such land; provided, however, that Purchaser shall not be obligated to assume any lease obligations therefor unless it elects to do so in writing (with respect to each Facility, collectively the “Land”);
(ii)    the buildings, improvements and structures owned by each Owner Seller (“Improvements”) and located on the Land (each Owner Seller’s Land and Improvements comprise such Owner Seller’s Facility, as defined in the recitals hereto);
(iii)    each Owner Seller’s right, title and interest in and to the following: (A) mechanical systems, facilities and fixtures owned by each Owner Seller and comprising a part of or attached to each Facility as of the Effective Date, and any additions to or replacements thereof as of the Closing Date, to the extent such items do not constitute Operational Assets; and (B) pylons and other signs located on the Land at each Facility, but only to the extent assignable by law and provided that Purchaser shall not be obligated to assume any lease obligations therefor unless it elects to do so in writing (collectively, the “Owner Seller Appurtenant Property”);
(iv)    to the extent assignable and except to the extent any of the following shall be deemed a Regulatory Approval, each Owner Seller’s interest in any and all Permits necessary and required for the ownership, planning, development, construction, maintenance or use of the Property, in each case, as (A) requested by Purchaser and consented to by Sellers in their reasonable discretion prior to the DDP Expiration Date; or (B) required by any Approval Authorities to be held by the fee owner of the Facilities or which otherwise run with the Land (collectively, the “Owner Seller Permits”);
(v)    all right, title and interest, if any, of each Owner Seller in and to the use of the Facility names listed on Exhibit A and any goodwill related thereto, to the extent assignable (collectively, the “Owner Seller Goodwill and Naming Rights”); provided, however, that notwithstanding the foregoing, Purchaser shall not be entitled to any right, title or interest of Sellers in any trade names, trademarks or other Intellectual Property containing the name “Reliant Care” or any derivative thereof;

(vi)    all right, title and interest of each Owner Seller in and to any construction plans and specifications and other architectural and engineering drawings relating to each Facility to the extent assignable; provided, however, that Purchaser shall not be obligated to assume any obligations with respect thereto unless it elects in writing to do so in its sole discretion (collectively, the “Plans”);
(vii)    all right, title and interest of each Owner Seller in and to any architectural and construction contracts, other design or development agreements, and/or related construction financing, relating to any Facility; provided, however, that Purchaser shall not be obligated to accept the assignment and/or assume any of the foregoing unless it elects in writing to do so in its sole discretion; and
(viii)    any guaranties, warranties and payment and performance bonds relating to each Facility, to the extent transferable and assignable, owned by an Owner Seller and received in connection with any construction, repair, maintenance or other services or materials performed or provided with respect to a Facility (collectively, the “Warranties”), a list of which Warranties is attached hereto as Schedule 1.01(a)(viii).
(b)    On the terms and conditions stated in this Agreement, the Operators hereby agree to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase, accept and assume from the Operators, all of the following described property of the Operators (collectively, the “Operator Property” and together with the Owner Seller Property, the “Transferred Property”), but excluding, in all cases, the Excluded Property:
(i)    to the extent assignable and except to the extent any of the following shall be deemed a Regulatory Approval, each Operator’s interest in any and all Permits necessary and required for the ownership, planning, development, construction, maintenance or use of the Transferred Property, in each case, as (A) requested by Purchaser and consented to by Sellers in their reasonable discretion prior to the DDP Expiration Date; or (B) required by any Approval Authorities to be held by the fee owner of the Facilities or which otherwise run with the Land (collectively, the “Operator Permits” and together with the Owner Seller Permits, the “Transferred Permits”);
(ii)    all right, title and interest, if any, of each Operator in and to the use of the Facility names listed on Exhibit A and any goodwill related thereto, to the extent assignable (collectively, the “Operator Goodwill and Naming Rights” and together with the Owner Seller Goodwill and Naming Rights, the “Transferred Goodwill and Naming Rights”); provided, however, that notwithstanding the foregoing, Purchaser shall not be entitled to any right, title or interest of Sellers in any trade names, trademarks or other Intellectual Property containing the name “Reliant Care” or any derivative thereof;
(iii)    to the extent assignable, all right, title and interest of each Operator in and to any Plans; provided, however, that Purchaser shall not be obligated to assume any obligations with respect thereto unless it elects in writing to do so in its sole discretion; and

(iv)    to the extent assignable, all right, title and interest of each Operator in and to any architectural and construction contracts, other design or development agreements, and/or related construction financing, for the improvement of any Facility and, to the extent assignable, any Warranties relating thereto; provided, however, that Purchaser shall not be obligated to accept the assignment and/or assume any of the foregoing unless it elects in writing to do so in its sole discretion.
1.02    Excluded Property.
(a)    Notwithstanding anything to the contrary contained in Section 1.01, Sellers shall retain all of their right, title and interest in and to, and shall not sell, transfer, assign, convey or deliver to Purchaser their right, title and interest to any assets or other property other than the Transferred Property, including, without limitation, the following assets, whether related to a Facility or otherwise (collectively, the “Excluded Property”):
(i)    all accounts receivable, cash, cash equivalents, marketable securities, bank accounts, non‑loan related deposits, reserves and escrow funds of Sellers or their affiliates and all other revenue and income;
(ii)    all sums and/or any other amounts payable to any Seller with respect to any rate adjustments or other reimbursements from any Third Party Payor;
(iii)    each Seller’s books and records, including, but not limited to, organizational documents, minute books and other books and records relating to the maintenance and operation of such Seller as a legal entity, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data, sales material and records, strategic plans, internal financial statements and all marketing and promotional surveys, material and research;
(iv)    each Seller’s interest in occupancy and admission agreements and all amendments thereto (collectively, the “Admission Agreements”) with residents of each Facility (collectively, the “Residents”), a list of which Residents is attached hereto as Schedule 1.02(a)(iv), which schedule shall be updated at the Closing (the “Rent Roll”), and all refundable deposits, if any, held by any Seller in connection with the Admission Agreements;
(v)    other than and excluding any Plans or Warranties, each Seller’s interest in all contract rights arising out of the management and operation of, or otherwise related to, each Facility, including, without limitation, each Seller’s interest in maintenance, commission, parking, supply and service contracts, personal property leases, contracts for the provision of healthcare services and the billing therefor, and other agreements related to each Facility that will remain in existence after the Closing (collectively, the “Contracts”);
(vi)    other than and excluding the Transferred Permits, all right, title and interest of each Seller in and to any Permits, including, without limitation, any Permits relating to or affecting the Facilities, the provision of healthcare services thereon and/or the reimbursement of healthcare costs relating thereto (including, without limitation, the certificate of need, the nursing facility license and any Medicare/Medicaid or other Third Party Payor provider numbers held or to be held by such Operator) as set forth on Schedule 1.02(a)(vi) attached hereto (collectively, the “Regulatory Approvals”); provided, however, that the Regulatory Approvals shall not, to the extent required by applicable law, include any Permits to be held by the fee owner of the Land or which otherwise run with the Land;
(vii)    any and all tangible personal property owned by Sellers, whether held for use by Sellers in connection with the management and/or operation of the Facilities or otherwise, including, without limitation all IT Assets and Operational Assets (collectively, the “Tangible Personal Property”);
(viii)    other than and excluding the Transferred Goodwill and Naming Rights, all right, title and interest of each Seller in and to any Intellectual Property or other proprietary rights of any kind owned by any Seller or any of their respective affiliates; and
(ix)    any files, records or other information held by any Seller containing PII (or any derivative thereof).
In addition to the foregoing, and for the avoidance of doubt, the parties hereby acknowledge and agree that all Resident Assets shall be deemed Excluded Property.
(b)    The Transferred Property and the Excluded Property are sometimes referred to herein collectively as the “Property.” Notwithstanding any language to the contrary set forth herein, Parent Guarantor, Existing Master Tenant and each Owner Seller shall transfer directly to the applicable Operator prior to the Closing Date, (i) any Excluded Property held by Existing Master Tenant, Parent Guarantor, Lease Guarantor or such Owner Seller and reasonably necessary and/or advisable for the operation of a Facility, as permitted by applicable law, and (ii) any Seller Indebtedness related deposits, reserves and/or escrows held in the name of an Owner Seller, if any. As used herein, “Lease Guarantor” means, individually and collectively as the context requires, Reliant Care Management Company, L.L.C., a Missouri limited liability company (“RCMC”) and any other affiliate parties to that certain Limited Guaranty of the Master Lease. For purposes of Article 5, all references to Affiliated Party and Parent Guarantor shall be deemed to include Lease Guarantor, in each case, solely with respect to Lease Guarantor’s operation of the Facilities.
1.03    Retained Liabilities. Except as otherwise expressly set forth in Sections 3.04(c) and 11.03(b) of this Agreement, Purchaser will not assume or be liable for, and Sellers will retain and remain responsible for all debts, liabilities, guarantees, assurances, commitments and other obligations of Sellers, whether accrued or unaccrued, whether absolute or contingent, whether known or unknown, whether due or to become due, and regardless of when asserted.
1.04    Definitions. As used in this Article 1 and for all other purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)    “Approval Authorities” shall mean any (i) federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self‑regulated organization or other non‑governmental regulatory authority or quasi‑governmental authority, in (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction, (ii) Healthcare Regulatory Agency, and/or (iii) Third Party Payor.
(b)    “Healthcare Regulatory Agency” means all agencies, boards, authorities, commissions, panels, bodies, accreditation organizations and governmental and quasi‑governmental authorities (to the extent that the rules, regulations or orders of the foregoing have the force of law) with jurisdiction over the healthcare operations at each Facility and the Regulatory Approvals related thereto.
(c)    “Intellectual Property” means all United States, foreign, multi‑national and other intellectual property and proprietary rights of any kind, including all: (i) patents, (ii) trademarks, service marks, certification marks, logos, trade dress, trade names, brand names, corporate names, domain names, and other indicia of commercial source of origin, (iii) copyrights and all copyrightable works (whether or not registered), (iv) Trade Secrets, (v) internet domain names, IP addresses and websites and the images, videos and data contained therein, (vi) copies and tangible embodiments of the foregoing (in whatever form or medium), and (vii) rights to past, present or future claims or causes of action arising out of or related to any infringement, dilution, misappropriation, improper disclosure or other violation of any of the foregoing, and all proceeds arising in connection therewith.
(d)    “IT Assets” means any telephones, routers, desktop computers, laptops, fixed and mobile computer storage devices, servers, network equipment, hardware and other electronic and information technology assets of any kind owned or leased by Sellers and used and/or held for use in connection with the management and operation of the Facilities.
(e)    “Operational Assets” means office, medical, food, housekeeping and laundry supplies, including without limitation, linens and draperies for each Facility, beds, equipment, medication and controlled substances; provided, however, that the foregoing shall exclude any Resident Assets.
(f)    “Permits” means all permits, licenses, franchises, approvals, accreditations, authorizations, registrations, certifications, entitlements, variances and similar rights from any (i) Approval Authorities (including utility providers), (ii) Healthcare Regulatory Agency, and/or (iii) Third Party Payor.
(g)    “PII” means (i) a combination of any information that identifies an individual with that individual’s sensitive and non‑public financial, health or other data or attribute, such as a combination of the individual’s name, address, or phone number with the individual’s social security number or other government issued number, financial account number, date of birth, address, biometric data, mother’s maiden name, or other personally identifiable information, (ii) any “non‑public personal information” as that term is defined in the

Gramm‑Leach‑Bliley Act found at 15 USC Subchapter 1, § 6809(4), and (iii) “protected health information” as defined in the Health Insurance Portability and Accountability Act found at 45 CFR § 160.103.
(h)    “Resident Assets” means all tangible personal property and other assets owned by or under the control of individuals who are residents of any Facility.
(i)    “Third Party Payor” means Medicare, Medicaid, Tricare, Veteran’s Administration, commercial and private insurers, managed care company, employee assistance programs, HMOs, preferred provider organizations and any other governmental, quasi‑governmental, commercial, or other organization which maintains a healthcare reimbursement program or policy.
(j)    “Trade Secrets” means as all confidential, proprietary business information (including ideas, research and development, know‑how, techniques, technical data, designs, specifications, research records, studies, reports, records of inventions, pricing and cost information, financial information and business and marketing plans and proposals), in each case, whether or not reduced to written form.
ARTICLE 2
PURCHASE PRICE AND DEPOSIT
2.01    Purchase Price.
(a)    Portfolio Purchase Price. The purchase price to be paid by Purchaser to Sellers for the Transferred Property at the Closing shall be the aggregate amount equal to Eighty‑Eight Million Two Hundred Thousand and 00/100 Dollars ($88,200,000.00) (the “Portfolio Purchase Price”). For purposes of the Closing, the Portfolio Purchase Price will be allocated among each Facility in accordance with Schedule 2.01(a) and, for purposes of this Agreement, the allocation made to each Facility shall be referred to as such Facility’s respective “Purchase Price”. The Purchase Price will be paid in cash.
(b)    Facility Purchase Price Allocation. Each Facility’s respective Purchase Price shall be allocated among the Transferred Property of the Owner Seller and, with respect to any Operator Property, the applicable Operator of such Facility, as set forth on Schedule 2.01(b). Purchaser and Sellers agree to file their respective tax returns, reports and forms, including, without limitation, to the extent applicable, Internal Revenue Service Form 8594, in a manner consistent with Schedule 2.01(b) and the agreed upon values.
(c)    Payment to Sellers at the Closing. At the Closing and subject to the conditions set forth herein, Purchaser shall deliver to the Escrow Agent for payment to each Owner Seller and Operator of a particular Facility an amount equal to (i) such Facility’s Purchase Price, as adjusted in accordance with the various prorations and adjustments set forth in Section 8.04, minus (ii) the portion of the Deposit allocated to such Facility (plus any accrued interest) in accordance with Section 2.03 of this Agreement (which amount will be released to Sellers at the Closing by the Escrow Agent in accordance with the terms and conditions of this

Agreement) (for each Facility, the “Facility Closing Payment” and, collectively for all Facilities, the “Closing Payment”). Subject to Section 2.01(d), the Closing Payment and Deposit shall be paid to Sellers at Closing by the Escrow Agent by wire transfer of immediately available funds to a bank account or accounts designated in writing to the Escrow Agent by Sellers. Sellers shall cause the Escrow Agent to allocate each Facility Closing Payment among the Owner Seller of such Facility in a manner consistent with Schedule 2.01(a).
(d)    Seller Indebtedness Payoff Amount. Other than and excluding the Excluded Indebtedness, Schedule 2.01(d) sets forth, as of the Effective Date, all of the outstanding indebtedness of Sellers and each of their respective affiliates to the extent that, in each case, such indebtedness is secured by an encumbrance on the Transferred Property and/or any Tangible Personal Property or otherwise constitutes or is secured by a guaranty by any Seller, Existing Master Tenant or Parent Guarantor (collectively, the “Seller Indebtedness” and, for each individual Facility to which such Seller Indebtedness relates, if any, the “Facility Indebtedness”). Facility Indebtedness shall also include all indebtedness evidenced by the Government Note, which shall be repaid and released or otherwise cancelled, dismissed or terminated at or prior to Closing. At the Closing, Purchaser and Seller shall jointly instruct the Escrow Agent to pay by wire transfer of immediately available funds to each Seller Creditor the outstanding principal balance, and the unpaid interest accrued thereon, as of the Closing Date with respect to the Seller Indebtedness, as evidenced by the Payoff Letters delivered to Escrow Agent prior to the Closing (for each individual Facility, the “Facility Indebtedness Payoff Amount” and collectively, the “Seller Indebtedness Payoff Amount”). In addition to the foregoing, except as otherwise expressly provided in Section 8.04(a)(i) with respect to the HUD Lockout Fee (hereinafter defined), Sellers shall be solely responsible for the payment and satisfaction of any and all fees, charges or costs in connection with the payment and satisfaction of the Seller Indebtedness Payoff Amount. The parties hereby acknowledge and agree that the Escrow Agent shall pay each individual Facility Indebtedness Payoff Amount from the funds delivered to the Escrow Agent pursuant to Section 2.01(c) and each such payment shall be deducted from the applicable Facility Closing Payment.
(e)    For purposes of this Agreement, (i) “Excluded Indebtedness” shall mean any indebtedness secured by liens constituting purchase money security interests or arising under capitalized leases as set forth on Schedule 2.01(e)(i); (ii) the “Payoff Letters” shall mean the payoff letters from each Seller Creditor, whereby such Seller Creditor agrees that upon payment of such Seller Creditor’s portion of the Seller Indebtedness Payoff Amount to the account designated by them, any encumbrances held by such Seller Creditor on any of the Transferred Property and Tangible Personal Property will be released and any guarantees or indemnities relating thereto terminated; (iii) “Seller Creditor” shall mean each creditor of Sellers with respect to the Seller Indebtedness; and (iv) “Government Note” shall mean, collectively, that certain Promissory Note issued July 5, 2017, by Reliant Care Group, L.L.C., et al., in favor of the United States of America, together with all related guaranties, security agreements and any other credit enhancements supporting the Promissory Note.
2.02    Intentionally Omitted.

2.03    Deposit. Purchaser shall deliver by wire transfer of immediately available funds through the Federal Reserve System to an account designated in writing by First American Title Insurance Company, in its Los Angeles office located at 777 South Figueroa, Suite 400, Los Angeles, California 90017, Attention: Brian M. Serikaku (the “Escrow Agent” and the “Title Company”), unless Purchaser designates Old Republic National Title Insurance Company or another entity as the title insurance company prior to the DDP Expiration Date (in which case such designated entity shall be deemed the Title Company) the sum of Five Million Two Hundred Fifty Thousand and 00/100 Dollars ($5,250,000.00) (the “Deposit”) within three (3) Business Days following the Effective Date. Subject to the terms and conditions set forth in Article 13 of this Agreement, the Escrow Agent shall place the Deposit in a segregated, interest‑bearing institutional money market account with First American Trust for the benefit of Purchaser. The Deposit shall be allocated among the Facilities as set forth on Schedule 2.03 and in the event of any partial or complete termination of this Agreement as provided herein, the Deposit shall be adjusted and/or distributed as provided in this Agreement. The Deposit shall be non‑refundable to Purchaser after the DDP Expiration Date, except as otherwise specifically provided in this Agreement. One Hundred and 00/100 Dollars ($100.00) of the Deposit shall constitute independent consideration for this Agreement and shall not be refundable to Purchaser for any reason. Subject to the provisions set forth in Article 13, at the Closing, the Deposit shall be released by the Escrow Agent and shall be paid to Sellers in accordance with the allocation set forth on Schedule 2.03, as it may be adjusted in accordance with the terms of this Agreement.
ARTICLE 3
TITLE AND SURVEY; ZONING
3.01    Title, Surveys and Zoning. Promptly following the Effective Date, Purchaser shall order a (a) title commitment issued by the Title Company for each Facility, together with legible copies of all instruments referred to in such title commitment (collectively, the “Title Commitments”); and (b) new or updated ACSM/ALTA Land Title Survey, certified to the 2016 standards, for each Facility, together with such optional items from Table A and certifications as Purchaser may request (collectively, the “Surveys”). Upon receipt of the updated Title Commitments and the Surveys, Purchaser shall promptly deliver the same to Purchaser’s third‑party zoning consultant, Sellers and their counsel, and request a new or updated zoning report for each Facility (collectively, the “PZR Reports”). Purchaser shall use commercially reasonable efforts to order and ensure receipt of all Title Commitments, Surveys and PZR Reports prior to the DDP Expiration Date. The Title Commitments, the Surveys, and the PZR Reports shall all be obtained at Purchaser’s sole cost and expense.
3.02    Title, Survey and Zoning Objections.
(a)    On or prior to the DDP Expiration Date (the “Title Objection Expiration Date”), Purchaser may notify Sellers in writing of any title, survey and/or zoning matters to which it objects (the “Initial Title Objections”). If prior to the Title Objection Expiration Date, Purchaser has not provided Sellers with notice of any Initial Title Objections, Purchaser shall be deemed to have waived its right to object to any title, survey and/or zoning matters set forth in the Title Commitments, Surveys and PZR Reports.

(b)    Sellers shall have ten (10) Business Days after receipt of Purchaser’s Initial Title Objections notice to elect to cure (by endorsement or otherwise, except in the case of zoning matters, which shall not be deemed cured through title insurance) any of the Initial Title Objections relating to the Facilities and to deliver written notice of its election to Purchaser. Notwithstanding the foregoing or any other language to the contrary in this Agreement, Sellers shall have no obligation to cure any Initial Title Objections, and Sellers’ failure to deliver in a timely manner any such election notice shall be deemed an election not to cure any uncured Initial Title Objection. Subject to Section 3.02(d) below, all title exceptions set forth in the Title Commitments, all zoning matters set forth in the PZR Reports, and all survey matters set forth in the Surveys, other than the Initial Title Objections, and subject to the title endorsements and other requested changes to the Title Commitments and Surveys specified in writing by Purchaser in accordance with the terms of this Section 3.02, shall be deemed Permitted Exceptions.
(c)    If Sellers elect, or are deemed to have elected, not to cure any Initial Title Objection relating to matters which Purchaser, in its good faith judgment, believes materially and adversely affects the use of a Facility as a skilled nursing facility, and which shall not include any of the Permitted Exceptions (the “Material Initial Title Objections”), Purchaser shall, within ten (10) Business Days after receiving notice or deemed notice from Sellers with respect to all Initial Title Objections, elect, by giving written notice to Sellers, (i) to terminate this Agreement with respect to any one (1) or more of the Facilities that are the subject of the Material Initial Title Objections that the applicable Sellers have elected not to cure, or (ii) to waive any such Material Initial Title Objections giving rise to Purchaser’s termination right (and such Material Initial Title Objections shall be deemed to be Permitted Exceptions). Notwithstanding the foregoing, in the event that Purchaser elects to terminate this Agreement with respect to any one (1) or more Facilities in accordance with this Section 3.02(c), Sellers shall have the right, exercisable within ten (10) Business Days following any such termination, to notify Purchaser of its election to terminate this Agreement with respect to all other Facilities. Purchaser shall then have ten (10) Business Days upon receipt of such termination election to (A) accept Seller’s termination with respect to all other Facilities, or (B) waive any such Material Initial Title Objections giving rise to Purchaser’s termination right. Purchaser’s failure to timely give notice in accordance with the first sentence of this Section 3.02(c) shall be deemed a waiver of any such Material Initial Title Objections giving rise to Purchaser’s termination right. Prior to the expiration of its termination right, if any, under this Section 3.02(c), Purchaser shall use commercially reasonable efforts to negotiate with the Title Company with respect to the preparation of a pro forma title policy acceptable to Purchaser for each Facility (each, a “Pro Forma Title Policy”), provided, however, that prior to finalizing any such Pro Forma Title Policy, Sellers shall have the reasonable opportunity to review and comment with respect to same, and the parties hereto shall use commercially reasonably efforts to mutually agree upon a final version of the legal descriptions of the Facilities to be set forth in the Pro Forma Title Policies.
(d)    If, prior to the Closing, any update or amendment of any Title Commitment reflects any new title or survey exception, or materially and adversely amends any exception previously approved by Purchaser, or materially and adversely amends the terms under which the Title Company is willing to issue any title policy, or if a Survey is materially and adversely amended, then Purchaser shall have ten (10) calendar days from the date it receives the updated Title Commitment and a legible copy of the new exception or Survey disclosing the same (and, if necessary, the Closing shall be postponed to provide for such ten (10) day period), to disapprove the same by written notice to Sellers (the “New Title Objections”). Upon Purchaser’s timely delivery to Sellers of notice of any New Title Objection, all references to Initial Title Objections and Material Initial Title Objections in Sections 3.02(b) and 3.02(c) shall be deemed to apply to the New Title Objections and the terms of such provisions shall apply to such New Title Objections. For purposes of this Agreement, the term “Material Title Objections” shall mean, collectively, the Material Initial Title Objections and any New Title Objections which Purchaser, in its good faith judgment, believes materially and adversely affects the use of a Facility in accordance with its permitted use under the terms of the Master Lease, and which shall not include any of the Permitted Exceptions.
(e)    If Purchaser does not, in accordance with the terms of Section 3.02(c), terminate this Agreement with respect to a particular Facility pursuant to the existence of an uncured Material Title Objection by the expiration of the earlier of (i) ten (10) Business Days after Sellers’ election or deemed election not to cure any Material Title Objection at such Facility, or (ii) the Closing Date (as it may be extended pursuant to Section 3.02(d), if applicable), then any such Material Title Objection shall be deemed to be a Permitted Exception. If Purchaser elects to terminate this Agreement with respect to any Facility in accordance with Section 3.02(c), then (A) neither party shall have any further rights or obligations hereunder as to such Facility (other than any obligations of either party that expressly survive termination); (B) the portion of the Deposit allocable to the terminated Facility shall be reallocated by the Escrow Agent, pro rata, among the remaining Facilities in proportion to each such Facility’s respective Purchase Price as measured against the remaining balance of the Portfolio Purchase Price; and (C) the Portfolio Purchase Price will be reduced by the Purchase Price allocated to the terminated Facility. If Sellers elect to terminate this Agreement as to all Facilities and Purchaser does not waive the Material Title Objections giving rise to Purchaser’s termination right in accordance with Section 3.02(c), then the Deposit shall be returned to Purchaser, after which neither Sellers nor Purchaser will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. Notwithstanding any language to the contrary in this Agreement, Purchaser’s failure to timely deliver a notice of termination pursuant to Section 3.02(c) shall not be deemed a waiver by Purchaser of any other rights of termination it may have as set forth in this Agreement.
(f)    Notwithstanding the foregoing, Purchaser shall not have the right to object to any of the following (and none of the following may constitute a Material Title Objection), all of which shall be deemed to be “Permitted Exceptions” hereunder: (i) matters created or consented to in a separate written consent executed and delivered by Purchaser in its sole discretion after the Effective Date; (ii) real estate taxes and assessments, water rates, water meter charges, sewer rates, sewer charges and similar matters imposed by any Approval Authorities (including, without limitation special improvement districts) which are not yet due and payable; (iii) such matters set forth on any Survey, Title Commitment or PZR Report for which Purchaser did not timely and properly object pursuant to this Section 3.02; (iv) all present and future Laws, ordinances, restrictions, requirements, resolutions, orders, rules and regulations of any Approval

Authorities, as now or hereafter existing or enforced (including those related to zoning and land use); (v) any exceptions caused by Purchaser, its agents, representatives or employees; (vi) the rights of any current or future Residents, as occupants only, under any Admission Agreements; and (vii) such other matters deemed to be Permitted Exceptions pursuant to Sections 3.02(b), 3.02(c), 3.02(e) and 3.03. Notwithstanding any language to the contrary set forth herein, each Seller shall be obligated, at its sole cost and expense (except as otherwise expressly provided in Section 8.04(a)(i) with respect to the HUD Lockout Fee), to satisfy at or prior to the Closing, all monetary encumbrances affecting a Facility or other related Property evidenced by mortgages or deeds of trust, UCC filings, tax liens, judgments, mechanic’s liens or other liens or fixed sum charges (except for those liens securing the Excluded Indebtedness, as defined in Section 2.01(e)), and Sellers shall authorize Escrow Agent to use the Purchase Price or a portion thereof allocable to the Facility for which such monetary liens exist to pay and discharge the same at the Closing.
3.03    Failure to Cure Title Objections. If any Seller undertakes to cure or attempt to cure any Material Title Objection with respect to which Purchaser has given timely and proper notice of objections pursuant to Section 3.02 but at or prior to the Closing such Seller is unable to effect such cure, after using reasonable efforts to do so, then Purchaser shall have the right to (a) accept such matters as such Seller shall have failed to cure and proceed to purchase the Facility subject to such uncured matters, in which event such uncured matters shall constitute additional Permitted Exceptions, or (b) terminate this Agreement with respect to any one (1) or more of the applicable Facilities by written notice to Sellers. Notwithstanding the foregoing, in the event that Purchaser elects to terminate this Agreement with respect to any one (1) or more Facilities in accordance with this Section 3.03, Sellers shall have the right, exercisable within ten (10) Business Days following any such termination, to notify Purchaser of its election to terminate this Agreement with respect to all other Facilities. Purchaser shall then have ten (10) Business Days upon receipt of such termination election to notify Seller of its acceptance of Seller’s termination or to waive any such failures by Sellers to cure and proceed to the Closing. In the event that pursuant to this Section 3.03, this Agreement is (i) terminated in whole, the Deposit shall be returned to Purchaser, after which neither Sellers nor Purchaser will have any further rights or obligations hereunder, except for any obligations that expressly survive termination; or (ii) partially terminated, the portion of the Deposit applicable to each terminated Facility shall be reallocated among the remaining Facilities and neither Purchaser nor Sellers shall have any further rights or obligations hereunder with respect to such terminated Facilities (other than any obligations of either party that expressly survive termination).
3.04    Access.
(a)    Subject to the terms of this Section 3.04, from and after the Effective Date until the earlier of the DDP Expiration Date or earlier termination of this Agreement, Purchaser and its agents and contractors shall have the right, at Purchaser’s sole cost and expense, to enter any Facility for the purpose of making such tests, inspections, facility management and administrative interviews and document reviews (collectively, “Inspections”) as Purchaser deems necessary in connection with this Agreement, subject to the terms and conditions set forth herein. Each Seller shall use commercially reasonable efforts to assist

Purchaser in arranging such Inspections in respect of any Facility owned or operated by such Seller at no cost to such Seller.
(b)    Purchaser and its agents and contractors shall not undertake any Inspections or perform any other activities at the Facilities without first obtaining Sellers’ prior consent thereto via email to Robert Craddick at RCraddick@reliantcaremgmt.com, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall give Sellers at least two (2) Business Days advance notice when requesting to undertake Inspections or perform any other activities at the Facilities. For the avoidance of doubt, Sellers’ failure to consent to any Inspections or the performance of any other activities at any Facility shall not be deemed unreasonable if Sellers, in their sole discretion, determine that the Inspections or such other activities that Purchaser or its agents desire to conduct at such Facility would be reasonably likely to create liability for any Seller or unreasonably interfere with or unreasonably interrupt the operation of such Facility. Purchaser shall provide Sellers with a description of the Inspections proposed to be conducted at the Facilities, together with, upon request by Sellers, insurance certificates reflecting insurance coverage in connection with such Inspections reasonably acceptable to Sellers, and shall deliver such description and insurance certificates to Seller via email to Robert Craddick at RCraddick@reliantcaremgmt.com. The Inspections shall be performed by licensed, insured parties reasonably acceptable to Sellers. Sellers hereby acknowledge and agree that the following parties performing the Inspections shall be deemed acceptable to Sellers: EMG Corporation, Pixis, LLC and Zoning Reports, LLC.
(c)    Purchaser covenants that all Inspections shall be performed in a good and workmanlike fashion during normal business hours, and in a manner that minimizes any inconvenience to, or interruption of, the normal use and enjoyment of the Facilities and further covenants that at the conclusion of the Inspections, Purchaser shall restore the Facilities to at least the same condition such Facilities were in prior to the commencement of the Inspections, including, without limitation, the removal of any and all equipment necessary for Purchaser’s performance of the Inspections. Purchaser shall not permit any liens to attach to any Facility by reason of the exercise of its rights pursuant to this Section 3.04 and shall indemnify, defend and hold harmless Sellers, the Affiliated Parties and each of their respective affiliates, officers, directors, employees, partners, shareholders, members, managers and any other person having a direct or indirect ownership interest in any Seller, Affiliated Party or any of their respective affiliates (together with the successors and assigns of each of the foregoing, individually and collectively, the “Seller Group”) from any out‑of‑pocket losses, damages, liabilities, deficiencies, Claims, amounts paid in settlement, judgments, awards, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Damages”) incurred by the Seller Group and caused by Purchaser, Inspection Engineer or their respective agents, contractors and/or representatives in connection with the Inspections and/or the completion of the Premises Condition Reports. For purposes of this Agreement, “Damages” shall not include any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation, diminution of value or any damages based on any type of multiple. The foregoing indemnity obligations shall survive the Closing or earlier termination of this Agreement for a period of twenty‑four (24) months. Notwithstanding the foregoing, in no event shall the indemnity of this Section include the mere discovery of pre‑existing conditions disclosed by Purchaser’s investigations or any damages caused by Seller or Seller’s negligence or willful misconduct (or by any other Seller Group party or its negligence or willful misconduct). For purposes of clarification, and as only one example, Purchaser will not be deemed to have engaged in the “mere discovery of pre‑existing conditions” if, in addition to identifying said pre‑existing conditions, Purchaser were to provide notice of such conditions to any third party.
(d)    Sellers shall be entitled to have a representative (as designated by Sellers from time to time, each a “Sellers’ Representative”) present during all visits to the Facilities by Purchaser or its agents or representatives. During and following any such Inspections, Purchaser shall direct all requests for information about the Property through a Sellers’ Representative. Purchaser’s access to on‑site personnel shall be limited to meeting with the chief administrator and property manager at each Facility, and any replacement thereof to the extent the position or title of any such person changes prior to the Closing (collectively, the “Facility Management”), unless otherwise approved by Sellers or Sellers’ Representative. Purchaser shall instruct and advise its agents and representatives visiting a Facility not to reveal to any personnel of any Seller (other than Sellers’ Representative and the Facility Management) that such visit and related activity is being conducted in connection with a proposed purchase of the Transferred Property and shall instruct its agents and representatives to direct all questions regarding their presence to Sellers’ Representative and the Facility Management. Notwithstanding anything herein to the contrary, Purchaser shall use commercially reasonable efforts not to interfere unreasonably with any operations of any Seller at any Facility or unreasonably disturb or interfere with any Resident’s rights or occupancy at any Facility, and Purchaser will not contact any Residents or employees of any Facility, without first obtaining the written consent (which may be via electronic mail) of a Sellers’ Representative.
(e)    At all times prior to the Closing and in connection with the Inspections, Purchaser agrees to maintain at its own expense (and to cause its agents and contractors to maintain) and, upon request, provide evidence to Sellers of the following insurance policies: (i) commercial general liability insurance in a form satisfactory to Sellers, with a combined single limit for property damage and bodily injury of not less than Two Million and 00/100 Dollars ($2,000,000.00) per occurrence, and (ii) workers’ compensation coverage for the employees or and agents of any party (including, without limitation, Purchaser) engaging in the Inspections in accordance with applicable Law. Such evidence shall be in the form of certificates of said policies in form reasonably acceptable to Sellers, which shall be delivered to Sellers prior to the date of any Inspection to be performed hereunder.
(f)    Purchaser shall use commercially reasonable efforts to promptly furnish Sellers with copies of all reports issued as a result of the Inspections by delivery of same to Sellers’ attorneys, Vincent J. Garozzo and L. Taylor Hall, Greensfelder, Hemker & Gale, P.C., 10 South Broadway, Suite 2000, St. Louis, MO 63102, Email: vjg@greensfelder.com and lth@greensfelder.com, respectively. Any such reports as well as all other results, findings or documentation obtained by Purchaser in connection with the Inspections shall be subject to the terms and conditions of that certain Non-Disclosure Agreement dated May 2, 2018 signed by American Healthcare Investors, LLC (the “Purchaser NDA”).

ARTICLE 4
PROPERTY INFORMATION; DUE DILIGENCE PERIOD TERMINATION
4.01    Property Information. Purchaser hereby acknowledges and agrees that as of the Effective Date, Sellers have delivered (including by way of the electronic data room located at http://www.greensfelder.firmex.com (the “Data Room”)) copies of all material due diligence items and materials relating to the Facilities and Property, including, without limitation, copies of all of the information set forth on Schedule 4.01 for each Facility, to the extent such information exists and is in Sellers’ possession or reasonable control (collectively, the “Property Information”). The Property Information shall be considered Evaluation Material (as defined in the Purchaser NDA). In providing the Property Information to Purchaser, neither Sellers, nor any of their affiliates nor any of their respective employees, agents and/or representatives makes any representation or warranty, express, written, oral, statutory or implied, and all such representations and warranties are hereby expressly excluded and disclaimed by all parties, except as provided in Section 5.01 and the Deeds. Any Property Information provided by any Seller to Purchaser pursuant to the terms of this Agreement is for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the accuracy of the Property Information. Notwithstanding the foregoing, the parties hereby acknowledge and agree that all Property Information shall be provided to Purchaser in the Data Room.
4.02    Due Diligence Period Termination. Purchaser may terminate this Agreement by delivering written notice to Sellers (a “DDP Termination Notice”) for any reason or for no reason at any time from the Effective Date until the date that is forty‑five (45) days after the Effective Date (the “DDP Expiration Date”). If, by the DDP Expiration Date, Purchaser fails to deliver a DDP Termination Notice to Sellers, such failure shall be deemed an election by Purchaser to proceed with the transactions contemplated hereby with respect to the applicable Facilities, subject to the terms and conditions of this Agreement. Upon timely delivery of the DDP Termination Notice, this Agreement shall automatically terminate with respect to all (but not less than all) of the applicable Facilities, in which event the Deposit shall immediately and uncontestably be returned to Purchaser and neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. Notwithstanding anything herein to the contrary, Purchaser’s failure to timely deliver a DDP Termination Notice shall not be deemed to be a waiver by Purchaser of any other rights of termination it may have as set forth herein.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
5.01    Representations and Warranties of Sellers. Each Owner Seller and Operator of a particular Facility, jointly and severally, solely as between themselves and solely with respect to the Facility and other Property owned and/or operated by them, hereby represent and warrant to Purchaser the following as of the Effective Date and as of the Closing Date, which representations and warranties shall survive the Closing for a period of one (1) year from and after the Closing Date (for the avoidance of doubt, any reference in this Section 5.01 to (i) “Sellers”, “Owner Sellers” or “Operators” shall refer solely to each Seller, Owner Seller or Operator in their individual capacity; and (ii) “Facilities” or “Transferred Property” shall refer solely to the particular Facility and the Transferred Property owned and/or operated by such Seller, Owner Seller or Operator).
(a)    Organization. Each Seller is, as applicable, a limited liability company, limited partnership or corporation which has been duly organized and is validly existing (and in good standing) under the laws of the State of Missouri, and is duly qualified to transact business in the State of Missouri.
(b)    Authority/Consent. Each Owner Seller is the sole owner of the fee simple interest in and to the Facility set forth opposite the name of such Owner Seller on Exhibit A and the Land on which it is situated, and has fee simple title to the same. Each Owner Seller and Operator have good title to all of their respective other Transferred Property. The Sellers possess all requisite power and authority, and have (or, as of the Closing, will have) (i) taken all actions required by their organizational documents and applicable law; and (ii) obtained all necessary consents (other than any required Regulatory Approvals, which, as of the Closing Date, will have been obtained or waived by Purchaser) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each individual executing this Agreement on behalf of Sellers is duly authorized to do so, and this Agreement is binding and enforceable against Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, modification or other laws affecting the rights of creditors generally.
(c)    No Conflicts. Except as set forth in Schedule 5.01(c) and to Sellers’ Knowledge, the execution of this Agreement and the consummation of the transactions contemplated hereby by Sellers, Master Tenant and Parent Guarantor, as applicable, do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under any Admissions Agreements, Contracts or any other indenture, agreement, instrument or obligation to which any Seller is a party or, to Sellers’ Knowledge, by which the Property or any portion thereof is bound; and does not, and at the Closing will not, to Sellers’ Knowledge, constitute a violation of any Laws, Permits, or Regulatory Approvals. Except as set forth in Schedule 5.01(c) or as would not have a Material Adverse Effect, no consent, approval or other action of, or filing on registration with, any Approval Authority is required on any Seller’s behalf with respect to the transactions provided for herein.
(d)    Litigation. Except as disclosed on Schedule 5.01(d), no litigation, arbitration, mediation, action, suit, hearing, investigation, proceeding (including, without limitation, any condemnation action) or other Claim (collectively, “Litigation”) is pending or, to Sellers’ Knowledge, is threatened in writing that concerns or involves Sellers, Master Tenant, Parent Guarantor or the Facilities, nor are there any unpaid or unsatisfied judgments, orders, penalties or other amounts owed by any of the foregoing in respect of any such Litigation. “Claims” means any demands, action, cause of action, lawsuit, arbitration, proceeding, investigation, allegation of violation of Laws, litigation or claim, including, without limitation, any claim for damage to property or injury to or death of any person or persons, commenced, brought, conducted or heard by or before, or otherwise involving any Approval Authorities. The disclosure of any matters on Schedule 5.01(d) shall in no way release Sellers, Master Tenant, or

Parent Guarantor from responsibility for any such Claims, and Purchaser shall in no way be deemed to have assumed responsibility for any such Claims, either by virtue of receipt of such notice or the occurrence of the Closing.
(e)    Bankruptcy. No Seller or any Affiliated Party has (i) made any general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition in bankruptcy by such Seller’s or any Affiliated Party’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s or any Affiliated Party’s assets, (iv) admitted in writing its inability to pay its debts as they come due, (v) made any offer of settlement, extension or compromise to its settlers generally, or (vi) considered doing or undertaking or planned to do or undertake any of the foregoing in the past eighteen (18) months. Furthermore, no bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending or, to Seller’s Knowledge, has been threatened against such Seller or any Affiliated Party, and no Seller or any Affiliated Party has any intention of filing any such action or proceeding.
(f)    Other Sales Agreements. Other than this Agreement, no Seller nor any Affiliated Party has entered into any other contract to sell the Transferred Property, the Excluded Property or any part thereof, other than any de minimis tangible personal property sold in the ordinary course of any such Seller’s or Affiliated Party’s business.
(g)    Rent Roll; Financial Information.
(i)    To Sellers’ Knowledge, all information set forth in the Rent Roll attached hereto as Schedule 1.02(a)(iv) and the Financial Statements (collectively, the “Financial Information”) is true, correct and complete in all material respects as of the date hereof (and, with respect to the Rent Roll, as updated and presented at the Closing, as of the Closing Date) and fairly presents the financial position of Sellers, Master Tenant and Parent Guarantor as of the dates listed therein. All such Financial Information, where applicable, has been prepared in a manner consistent with Sellers’ historical accounting methods and the practices, principles, policies and procedures applicable thereto applied on a consistent basis throughout the period involved. For purposes of this Section 5.01(g)(i), the “Financial Statements” shall mean (A) with respect to each Owner Seller, the reviewed (but unaudited) financial statements of such Owner Seller, consisting of the balance sheet of such Owner Seller as of December 31 in each of the years 2017 (excluding the Eastview Owner Seller), 2016 and 2015 and the related statements of income and retained earnings, equity and cash flow for the years then ended; (B) with respect to each Operator (excluding the Eastview Operator), the audited financial statements of such Operator, consisting of the balance sheet of such Owner Seller as of December 31 in each of the years 2017, 2016 and 2015 and the related statements of income and retained earnings, equity and cash flow for the years then ended; and (C) with respect to the Eastview Operator, the reviewed (but unaudited) financial statements of the Eastview Operator, consisting of the balance sheet of the Eastview Operator as of December 31 in each of the years 2017, 2016 and 2015 and the related statements of income and retained earnings, equity and cash flow for the years then ended.

(ii)    Except for the Admission Agreements in respect of the Residents listed on the Rent Roll, each Operator Lease (including, without limitation, the Existing Master Lease for the Facilities leased by the applicable Owner Sellers to Existing Master Tenant, as set forth on Exhibit A), any matters of record shown in the Title Commitments and such other matters set forth on Schedule 5.01(g)(ii), there are no resident agreements, occupancy agreements, leases, subleases or license agreements for the use or occupancy of the Facility, and no Seller or, if applicable, Master Tenant, has entered into any leases, letters of intent or other written agreements now in effect to lease their respective Facility, in whole or in part, to any party other than Purchaser or its designee in connection with the Master Lease and there are no adverse or other parties in possession of the Property. Sellers shall certify and deliver to Purchaser at the Closing an updated Rent Roll effective as of a date no earlier than three (3) Business Days prior to the Closing.
(iii)    To Sellers’ Knowledge, all material Permits held by the Facilities; all provider numbers, including Medicare, Medicaid and National Provider Identifiers (collectively, “NPIs”) currently used by the Facilities; all state and federal surveys and plans of correction; Medicare and Medicaid censuses; documentation related to Resident care reports, and any and all corporate integrity agreements, settlement agreements and related documents, in each case, uploaded by or on behalf of each Seller onto the Data Room are true, correct and complete in all material respects. To Sellers’ Knowledge, Sellers have delivered to Purchaser or uploaded onto the Data Room true, correct and complete (in all material respects) copies of Sellers’ form of Admission Agreement, each Operator Lease and the Existing Master Lease and a chart reflecting the organizational structure of Sellers, Existing Master Tenant and Parent Guarantor, a copy of which is attached hereto as Schedule 5.01(g)(iii).
(iv)    The Regulatory Approvals have not been transferred to any location other than the respective Facility to which they relate, have not been pledged as collateral security (except as collateral for Seller Indebtedness, which shall be paid in full and all collateral released on or prior to Closing), and are held free from restrictions or known conflicts that would materially impair the use or operation of any Facility as intended, and are not provisional or probationary.
(h)    Contracts. To Sellers’ Knowledge, except for any Immaterial Contracts and each of the Contracts available to Purchaser in the Data Room as of the date hereof, which to Sellers’ Knowledge, are, except as set forth on Schedule 5.01(h), true, correct and complete in all material respects (the “Data Room Contracts”), there are no material personal property leases or license agreements, or construction, employment, management, service, healthcare provider, billing, Third Party Payor, supply or other similar contracts in effect entered into by Sellers or binding on Sellers or the Facility or otherwise relating to the Property. To Sellers’ Knowledge, the Data Room Contracts (excluding any Immaterial Contracts included therein) have been entered into, and are being carried out and enforced, in compliance with all Laws. To Sellers’ Knowledge, except as set forth on Schedule 5.01(h), there are no material defaults or threatened in writing defaults under any of the Data Room Contracts (excluding any Immaterial Contracts included therein), and no event or condition has occurred or exists, which with the passage of time, notice, or both could constitute a material default under any of the Data Room Contracts. For purposes of this Agreement, “Immaterial Contract” shall mean any contract (i) reasonably expected to result in future payments by the Seller Group of an amount less than Thirty‑Five Thousand and 00/100 Dollars ($35,000.00) per annum; and (ii) which is terminable within ninety (90) days’ notice without payment of premium or penalty; provided, however, “Immaterial Contracts” shall expressly exclude any contracts by and between any Seller and an Affiliated Service Party or RCMC, including without limitation, those certain management agreements identified on Exhibit K attached hereto and incorporated herein by reference, including any amendments, supplements, modifications or replacements thereof (the “Management Agreements”).
(i)    Utilities and Assessments. To Sellers’ Knowledge, Sellers have received no written notice that there are unpaid and delinquent assessments for public improvements, including, without limitation, any and all water, sewer, gas, electric, telephone and drainage facilities, against the Facilities.
(j)    Permits and Warranties. To Sellers’ Knowledge, (i) the list of Permits, Regulatory Approvals set forth on Schedule 1.02(a)(iv) and Warranties set forth on Schedule 1.01(a)(viii) attached to this Agreement are true, correct and complete in all material respects, and (ii) Sellers have delivered to Purchaser or uploaded onto the Data Room true and complete (in all material respects) copies of the Permits, Regulatory Approvals and Warranties set forth on such schedules (to the extent same are in Sellers’ possession or reasonable control).
(k)    Violations of Law or Governmental Agreements.
(i)    To Sellers’ Knowledge, each of Sellers and the Affiliated Parties and the use and operation of the Facilities by Sellers, including, without limitation, the provision of healthcare services and the billing therefor, are in compliance, in all material respects, with all applicable laws, statutes, moratoria, initiative, referenda, ordinances, rules, orders, regulations, codes, standards and orders promulgated by any Approval Authorities over Seller or the Facility or the operations thereof (collectively, “Laws”), including, without limitation:
(A)    all applicable building codes, environmental, zoning, subdivision, and land use Laws and the Americans with Disabilities Act;
(B)    the Healthcare Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder; and
(C)    all Regulatory Approvals and requirements of Healthcare Regulatory Agencies and other Approval Authorities having jurisdiction over the operation of the Facility, including, without limitation, (i) staffing requirements, (ii) health and fire safety codes and standards, including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services in such Facility, (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, (vi) government payment program requirements and disclosure of ownership and related information requirements, and (vii) requirements of the applicable state department of health or equivalent and all other federal, state, or focal governmental authorities, including, without limitation, those relating to such Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distribution or pharmaceuticals, rate setting, equipment, personnel, operating policies, additions to facilities and services and fee splitting, and any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided at the Facility.
(ii)    Except as may be disclosed on Schedule 5.01(k)(ii), neither Seller nor any Affiliated Party has received written notice in the last three (3) years from any private party or governmental authority, including any Approval Authority, advising Seller or any Affiliated Party of, or alleging a violation of any Law in connection with the Facilities (including, without limitation, the provision of healthcare services and the billing therefor and the conduct of any other business operations thereon). Neither Seller nor any Affiliated Party has entered into any material settlements, commitments or agreements with any Approval Authorities affecting such Property, and neither Seller nor any Affiliated Party is otherwise the subject of an investigation or corporate integrity agreement by any Approval Authorities, except as disclosed on Schedule 5.01(k)(ii).
(iii)    Tenant has in place policies and procedures to maintain all patient and resident records at each Facility, including patient and/or resident account records, in material compliance with applicable Laws and professional standards.
(l)    Environmental Laws. Except with respect to issues, if any, disclosed on Schedule 5.01(l) or in those certain environmental reports uploaded onto the Data Room as of the Effective Date and any Inspections received by Purchaser in accordance with Section 3.04 of this Agreement, to Sellers’ Knowledge, (i) Seller does not use or permit such Facility to be used in a manner which violates any Environmental Law (as hereinafter defined), nor has Seller done so in the past and Seller has not received written notice that such Facility is in violation of any Environmental Law, (ii) during Seller’s term of ownership, such Facility has not been used for the storage, treatment or disposal of Hazardous Materials (as hereinafter defined) in such a manner that would reasonably be expected to result in a violation of Environmental Law, other than medical wastes, equipment, cleaning solutions, maintenance materials and other products customarily used or stored incidental to the operation or maintenance of such Facility and all in compliance with Environmental Law, (iii) no storage tanks have been or are currently located at such Facility in violation of Environmental Law, except for any propane tanks and oxygen tanks used in the ordinary course of business at such Facility in compliance with Environmental Law, and (iv) Seller has no Knowledge of any discharge, seepage or release of Hazardous Materials onto the Facility from adjoining property. As used herein, the term “Environmental Law” means any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency having jurisdiction over or otherwise affecting the Property and pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., and the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., all as presently or hereafter amended. To Seller’s Knowledge, neither Seller nor any Affiliated Party has received notice that the Property or any portion thereof contains any form of toxic mold. As used herein, “Hazardous Materials” means all flammable substances, explosives, radioactive materials, pollutants, contaminants, medical waste materials, petroleum, petroleum products, asbestos, polychlorinated byphenyls, lead paint, hazardous or toxic materials or any related hazardous materials or substances defined as “extremely hazardous substances,” “hazardous substances,” “hazardous waste,” “hazardous materials,” “toxic substances,” “infectious waste” or “medical waste,” in any Environmental Law or in the regulations adopted and publications promulgated pursuant to said Environmental Laws.
(m)    Foreign Person. Seller is not a “foreign person,” “foreign trust” or “foreign corporation” within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as amended (the “Code”), and upon consummation of the transaction contemplated hereby, Purchaser will not be required by the Code to withhold from the Purchase Price any withholding tax.
(n)    No Prohibited Persons. Neither Seller nor any Affiliated Party, nor their respective equity owners, is a person or entity: (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums, including, without limitation, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above. Notwithstanding anything herein to the contrary, the foregoing representation shall not apply to the beneficiaries of any pension plan affiliated with Seller.
(o)    Loans. The principal balance of the Seller Indebtedness (collectively, the “Existing Debt”), in each case, as of the date hereof, is estimated to be as shown on Schedule 5.01(o), which amounts shall be adjusted and confirmed in the Payoff Letters at the Closing. Sellers have delivered or made available to Purchaser true, correct and complete copies of the loan documents evidencing the Existing Debt (collectively, the “Loan Documents”). The Loan Documents are in full force and effect, and no Seller nor any Affiliated Party (to the extent a party thereto or otherwise bound) has received written notice of its default thereunder and, to Sellers’ Knowledge and except as set forth on Schedule 5.01(o), there are no existing events or conditions that would give rise to a default by any Seller, Existing Master Tenant or any other lender under the Loan Documents after the passage of time or the giving of notice. Between the date of this Agreement and the Closing Date, each Seller shall perform (and shall cause Existing Master Tenant to perform) in all material respects its obligations in accordance with the Loan Documents.
(p)    CCRs. To Sellers’ Knowledge, no Seller nor any Affiliated Party has received any written notice from and there are no grounds for, any association, declarant or easement holder requiring the material correction of any condition with respect to the Land and Improvements, or any part thereof, by reason of a violation of any covenants, conditions or restrictions recorded against the Land, or otherwise asserting any material violation of any such covenants, conditions or restrictions.
(q)    Zoning and Parking. To Sellers’ Knowledge, the Transferred Property is properly zoned for its current use and operation, except as set forth on Schedule 5.01(q). There is no pending or, to Sellers’ Knowledge, threatened, request, application or proceeding to alter or restrict the zoning or otherwise restrict the current use of each Facility. To Sellers’ Knowledge, there is no plan, study or effort by any governmental authority or agency or any private party or entity that would adversely affect the authorization of the current use and operation of the Transferred Property for zoning purposes. To Sellers’ knowledge, the Transferred Property contains sufficient on‑site parking in compliance with all Laws, except as set forth on Schedule 5.01(q).
(r)    Permits and Regulatory Approvals.
(i)    Each Facility is a duly licensed and operated as a skilled nursing facility and/or residential care facility, with the number of licensed beds set forth on Schedule 5.01(r)(i) attached hereto and incorporated herein, in compliance with all Laws, Permits and Regulatory Approvals. Each Owner Seller or Operator, as the case may be, has obtained all Permits and Regulatory Approvals required to own and operate such Facility as owned and operated currently, and in the manner contemplated under the Master Lease, and all such required Permits and Regulatory Approvals remain in full force and effect, and to Sellers’ Knowledge, without breach. Subject to satisfaction of the conditions set forth in Section 7.01 and Section 7.02, to Sellers’ Knowledge, the transactions contemplated herein will not jeopardize or threaten the validity of any Permit or Regulatory Authority.
(ii)    Except for any applicable notices, surveys or other documentation provided in the Data Room or as otherwise set forth on Schedule 5.01(r)(ii), Sellers and the Affiliated Parties have not at any time during the past five (5) years received any written notice of and, to Sellers’ Knowledge, no Approval Authority alleges or has determined that the ownership and operation of the Facilities as currently owned and operated and in the manner contemplated under the Master Lease has failed or will fail to comply with or has otherwise revoked or suspended (or threatened in writing to revoke or suspend), permanently or temporarily, any Permit or Regulatory Approval.
(iii)    The NPI, Medicare and Medicaid numbers listed on Schedule 5.01(r)(iii) attached hereto and incorporated herein are the current, valid numbers utilized by the Facilities and, except as set forth on Schedule 5.01(r)(iii), all government receivables for the Facility are billed under the numbers listed on Schedule 5.01(r)(iii).
(iv)    Except as set forth on Schedule 5.01(r)(iv), to Sellers’ Knowledge, (A) the Facilities did not have any deficiencies at level G or above and did not receive citations for any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R.) on any of its most recent past four (4) consecutive surveys (standard or complaint); and (B) neither the Facilities nor any other health care facility owned or operated by Sellers has been the subject of an “immediate jeopardy” determination for the last three (3) years.

(s)    Additional Governmental Reporting Requirements. Except as set forth on Schedule 5.01(s), Sellers have (and have caused each Affiliated Party (in connection with their operations at the Facilities) to) timely and, to Sellers’ Knowledge, accurately and in compliance with all Laws filed all material reports, data and other information required to be filed with any Healthcare Regulatory Agency or Third Party Payor, including all Medicare, Medicaid and other Third Party Payor billing and cost reports.
(t)    Federal Health Care Programs. Except as set forth in Schedule 5.01(t), no Seller nor any Affiliated Party, nor, to Sellers’ Knowledge, any employee, contractor or agent of any Seller or Affiliated Party or any other party with which any Seller or any Affiliated Party contracts with for the provision and/or billing of healthcare services at the Facilities (i) is currently excluded, suspended, debarred or otherwise ineligible to participate in any “federal health care program” as defined in 42 U.S.C. sections 1320a‑7b(f) or in any other government payment program, (ii) is bound to be excluded, suspended, debarred or otherwise declared ineligible to participate in any federal or state health care program or other government or Third Party Payor program, (iii) has, within the last five (5) years, received any written notice of any investigation or inquiry by any Approval Authority, or (iv) is otherwise the subject of any existing or pending corporate integrity agreement or other settlement agreement. To Sellers’ Knowledge and except as set forth on Schedule 5.01(t), no other circumstances exist that could reasonably be expected to result in Sellers, the Affiliated Parties or their employees, contractors or agents being excluded from participation in any federal or state health care program or other Third Party Payor program.
(u)    Construction. Except as set forth on Schedule 5.01(u), there are no planned or unfinished construction projects at the Facilities and all prior projects have been completed in all material respects, and there are no outstanding certificates of need for incomplete projects relating to the Facilities. There are no claims pending or unpaid bills with respect to prior projects which could result in the creation of any lien on any Facility for any improvements completed or in progress, including, but not limited to, water, sewage, street paving, electrical or power improvements. There are no delinquent bills or claims in connection with any repair of the Facilities or other work or material purchased in connection with the Facilities which will not be paid by or at the Closing or placed in escrow pursuant to the provisions of this Agreement.
(v)    Management. Each Operator operates their respective Facility and RCMC is the manager of such Facility. The Management Agreement by and between RCMC and each Operator relating to the management or operation of the applicable Facility is in full force and effect and is not in default by any party thereto. True, correct and complete copies of the Management Agreements have been uploaded onto the Data Room as of the Effective Date.
(w)    Affiliated Parties. Neither any Seller or any Parent Guarantor has contracted with any affiliate of Seller for the provision of, nor are any affiliates of Seller or Parent Guarantor providing, any healthcare, operational or billing services at the Facilities except pursuant to the Management Agreements or to the extent each is named as an Affiliated Service Party in Section 14.4.

(x)    Individual Facility Representations. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Agreement, any representation and/or warranty made in this Section 5.01 by any Seller is being made by such Seller solely with respect to itself (in its capacity as an Owner Seller or Operator) and the Property which such Seller owns and/or operates.
(y)    Schedules. Any information disclosed in any schedule (i) delivered by Sellers pursuant to this Section 5.01; or (ii) referenced in this Section 5.01, shall be deemed to relate to and to qualify (A) the particular representation or warranty set forth in the corresponding numbered section of this Agreement, and (B) any other representation or warranty set forth in this Agreement in the case in which it is readily apparent on the face of such disclosure that such information relates to and/or qualifies such other representation or warranty, whether or not a specific cross‑reference appears. In no event will the disclosure of any item, matter or document in the schedules to this Agreement be deemed to broaden Sellers’ representations and warranties, obligations, covenants, conditions or agreements contained in the Agreement. No disclosure by Sellers’ in any schedule to this Agreement relating to any possible breach or violation of any agreement or law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
5.02    Subsequent Knowledge; Updated Disclosure.
(a)    Subsequent Knowledge. Upon Purchaser acquiring Knowledge that any of the representations or warranties made herein by any Seller are untrue, inaccurate or incorrect in any material respect when made or when deemed to be made (a “Purchaser Known Inaccuracy”), Purchaser shall use commercially reasonable efforts to give Sellers written notice thereof within ten (10) Business Days of obtaining such knowledge. If at or prior to the Closing, any Seller (or any of the Seller Knowledge Representatives) obtains knowledge that any of the representations or warranties made herein by such Seller are untrue, inaccurate or incorrect in any material respect, or that the facts leading to such representations or warranties have materially and adversely changed (a “Seller Known Inaccuracy” and together with the Purchaser Known Inaccuracies, the “Known Misrepresentations”), Sellers shall give Purchaser written notice thereof within five (5) Business Days of obtaining such Knowledge (but, in any event, prior to the Closing). In either such event, Sellers shall have the right to cure each Known Misrepresentation, at no cost to Purchaser, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure. If Sellers are either unwilling or unable to cure any Known Misrepresentation, then Sellers shall promptly notify Purchaser and, within ten (10) Business Days thereafter, Purchaser as its sole and exclusive remedy for any and all Known Misrepresentations shall elect either to (i) waive all such Known Misrepresentations and consummate the Closing without any reduction of or credit against the Portfolio Purchase Price, or (ii) terminate this Agreement with respect to all (but not less than all) of the Facilities by written notice to Sellers, in which event (x) the Deposit shall be returned to Purchaser, and (y) solely in the case of a Material Known Misrepresentation, Sellers shall reimburse Purchaser for Purchaser’s and its affiliates’ actual and documented out‑of‑pocket costs, including, without limitation, legal costs, incurred in connection with the preparation and negotiation of this Agreement, Purchaser’s due diligence review and the other transactions contemplated herein (“Purchaser’s Reimbursable Transaction Costs”) up to the amount of Four

Hundred Forty‑One Thousand and 00/100 Dollars ($441,000.00) (the “Reimbursement Cap”) (which shall be in addition to the return of the Deposit), and neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. For the avoidance of doubt, Purchaser shall only be permitted to recover the Purchaser’s Reimbursable Transaction Costs in the event that Purchaser elects to terminate this Agreement in accordance with this Section 5.02(a) as a result of a “Material Known Misrepresentation” which, for purposes of this Agreement, shall mean a Known Misrepresentation, the occurrence and/or existence of which would materially and adversely affect the ability of the Lease Parties to satisfy their respective obligations under the Master Lease, the operating subleases and/or the Guaranties. Notwithstanding anything contained herein to the contrary, Purchaser’s sole and exclusive remedy with respect to any Known Misrepresentation shall be to terminate this Agreement in accordance with this Section 5.02(a), receive a return of the Deposit and, solely in the case of a Material Known Misrepresentation, Purchaser’s Reimbursable Transaction Costs up to the Reimbursement Cap, and in no event shall Purchaser be permitted to pursue any additional Damages with respect to any Known Misrepresentation (or Material Known Misrepresentation) whether pursuant to Section 11.01 or otherwise.
(b)    Updated Disclosure. From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement, modify or amend any schedule included or referenced in Section 5.01, or provide one or more additional schedules in Section 5.01, with respect to any matter hereafter arising or of which they become aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of (i) the post‑Closing indemnification rights contained in this Agreement; and (ii) delivery of the certificate required pursuant to Section 8.02(a)(iv); provided, however, that the delivery of any such Schedule Supplement shall not affect or otherwise alter the rights of Purchaser set forth in Section 5.02(a) of this Agreement.
5.03    Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers the following as of the Effective Date (and, at the Closing, as of the Closing Date), which representations and warranties shall survive the Closing for a period of one (1) year from and after the Closing Date:
(a)    Organization. Purchaser is duly formed, validly existing limited liability company and in good standing under the laws of the state of Delaware and, as of the Closing Date, to the extent required by Law, shall be duly qualified to transact business in the State of Missouri.
(b)    Authority/Consent. Subject to Purchaser’s Conditions Precedent, Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents (other than any required third party consents to be obtained prior to the Closing) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each individual executing this Agreement on behalf of such Purchaser is duly authorized to do so, and this Agreement is binding and enforceable against Purchaser in accordance with its term, subject to applicable bankruptcy, insolvency, reorganization, arrangement, modification or other laws affecting the rights of creditors generally.
(c)    No Prohibited Persons. Neither Purchaser nor, to Purchaser’s Knowledge, any person or entity that controls the management and policies of Purchaser or owns directly or indirectly more than fifty percent (50%) of Purchaser, and to Purchaser’s Knowledge, no employee, officer or director of Purchaser is a person or entity: (i) that is listed in the annex to, or is otherwise subject to the provisions of, EO13224; (ii) whose name appears on OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums, including, without limitation, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above. Notwithstanding anything herein to the contrary, the foregoing representation shall not apply to the beneficiaries of any pension plan affiliated with Purchaser.
ARTICLE 6
COVENANTS OF SELLERS AND PURCHASER
6.01    Covenants of Sellers. Each Owner Seller and Operator of a particular Facility, jointly and severally, solely as between themselves and solely with respect to the Facility and other Property owned and/or operated by them, hereby covenant and agree that from the Effective Date until the Closing (for the avoidance of doubt, any reference in this Section 6.01 to (i) “Sellers”, “Owner Sellers” or “Operators” shall refer solely to each Seller, Owner Seller or Operator in their individual capacity; and (ii) “Facilities” or “Transferred Property” shall refer solely to the particular Facility and the other Transferred Property owned and/or operated by such Seller, Owner Seller or Operator):
(a)    Operation of the Transferred Property and the Excluded Property. Sellers shall (and shall cause the Affiliated Parties to) operate, maintain and repair the Facilities and all other Transferred Property and, to the extent applicable, the Excluded Property in accordance with its ordinary course of business (excluding any material capital improvements except for such capital improvements contemplated on Schedule 6.01(a) or approved in writing by Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed) and consistent with reasonable and prudent business practices, keeping the Facilities and all other Transferred Property in good condition, repair and working order, ordinary wear and tear excepted and in compliance with all Laws, Permits and Regulatory Approvals. Sellers will not remove (or permit the removal of) any Owner Seller Appurtenant Property from the Facilities, except as may be required for necessary repair or replacement, and any such replacement shall be of equal quality and quantity as existed as of the time of its removal. Sellers shall (and shall cause the Affiliated Parties to) perform when due all of their respective obligations under the Seller Indebtedness, any deed of trust, mortgage or other lien encumbering the Facilities or any other Property, the Admission Agreements, Contracts, Plans, Licenses, Warranties and any other agreements relating to the Facilities or other Transferred Property or Excluded Property. Except as otherwise provided herein, Sellers shall deliver the Facilities at the Closing in substantially the same condition as of the date hereof, reasonable wear and tear excepted, and, subject to Article 9, casualty excepted.

(b)    SNF Operations; Compliance with Applicable Laws. Sellers shall continue (and shall cause the Affiliated Parties (as applicable)) to operate each Facility as a skilled nursing facility (or as applicable, residential care facility), with the number of licensed beds set forth on Schedule 5.01(r)(i), in compliance with all applicable Laws, Permits and Regulatory Approvals, required for the current ownership and operation thereof and for the ownership and operation contemplated by the Master Lease, and in accordance with its existing policies and reasonable and prudent course of business; and Seller shall (and shall cause the Affiliated Parties, as applicable, to) otherwise act in compliance with all Laws, Permits and Regulatory Approvals.
(c)    Contracts. Seller shall (and shall cause each Affiliated Party to) perform its obligations in all material respects under any material Contract entered into in connection with the operation of the Facilities. Except in the ordinary course of business, Seller shall not enter into, materially modify or terminate (or permit the material modification or termination of) (a “Modification”) any material Contracts without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that if such Seller has not received Purchaser’s objection to any such proposed action within five (5) Business Days of notice thereof, Purchaser shall be deemed to have consented thereto. Purchaser shall have the right to consent, not to be unreasonably withheld, conditioned or delayed, to a Modification of any Management Agreement or other similar administrative, service or consulting agreement relating to the provision of management and operational services by an Affiliated Service Party for the benefit of a Seller.
(d)    Receipt of Governmental Notices. Sellers and the Affiliated Parties shall provide Purchaser with copies of any written notices that are received by any Seller (or any Affiliated Party) through the Closing (i) with respect to any (A) special assessments or proposed increases in the valuation of the Facilities, (B) condemnation or eminent domain proceedings affecting the Facilities, or (C) material violation of any Laws, Permits or Regulatory Approvals, including any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Facilities; or (ii) from any private party or any Approval Authority, alleging the violation of any Laws, Permits or Regulatory Approvals in connection with the ownership and/or operation of the Facilities.
(e)    Litigation. Sellers will advise Purchaser of any Litigation of which Sellers or the Affiliated Parties receive written notice or otherwise have Knowledge and that concerns or affects the Facilities in any manner no later than five (5) Business Days after receipt of such notice or obtaining of Knowledge.
(f)    Insurance. Sellers shall (and shall cause the Affiliated Parties to (as applicable) maintain its existing insurance coverage with respect to each Facility and not allow any breach, default, termination or cancellation thereof or thereunder; provided, however, that Sellers shall be permitted to amend, restate and/or renew any policies related to such insurance coverage in a manner consistent with its ordinary course of business.
(g)    Listings and Other Offers. Sellers will not list the Facilities with any broker or otherwise market, solicit or make or accept any offers to sell or lease the Facilities, in whole or in part, engage in any discussions or negotiations with any third party with respect to the sale, lease or other disposition of the Facilities, in whole or in part, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Facilities, or otherwise mortgage, pledge, encumber, or hypothecate the Facilities in whole or in part (except any Admissions Agreements entered into in the ordinary course and pursuant to Sellers standard form of admission agreements).
(h)    Permits, Regulatory Approvals and Warranties. Sellers shall maintain in existence all Permits, Regulatory Approvals and Warranties necessary for the ownership or operation of the Facilities, and shall not apply or consent to any action or proceeding which will have the effect of terminating, suspending, or revoking, or changing, temporarily or permanently, such Permits, Regulatory Approvals and Warranties, or the zoning of the Facilities, or would otherwise materially and adversely affect the Facilities.
(i)    Loans. No Seller nor any Affiliated Party shall modify the Loan Documents or enter into new loan documents or any guarantees in connection with the Seller Indebtedness or any other indebtedness for borrowed money affecting the Facilities unless expressly consented to by Purchaser in writing in its sole and absolute discretion. Sellers shall (and shall cause the Affiliated Parties to) materially perform any and all obligations under the Loan Documents.
(j)    Casualty. Sellers will advise Purchaser promptly of any casualty at the Facilities.
(k)    Representations and Warranties. Sellers shall not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Agreement to be untrue in any material respect as of the Closing Date.
(l)    Repairs and Replacements. Sellers acknowledge and agree that prior to the DDP Expiration Date, EMG Corporation or an engineer approved by Sellers in their reasonable discretion and hired by or on behalf of Purchaser (the “Inspection Engineer”) will be inspecting the Facilities and issuing reports with respect to their condition, which reports shall be consistent, in form and substance, with generally accepted industry standards (the “Premises Condition Reports”). To the extent requested by Purchaser, prior to the Closing or within such other reasonable time periods following the Closing as may be required by Purchaser in its reasonable discretion after consulting with Seller, Seller shall, at its own expense, make any and all repairs or replacements on the Premises Condition Reports that are designated as “critical” or are otherwise referred to as immediate or year one repair or replacement items, or words to such effect (the “Required PCR Repairs”). Following the completion of the Premises Condition Reports, Sellers shall have the right to review, comment and/or negotiate with the Inspection Engineer regarding the contents of such reports and the Required PCR Repairs, if any, set forth on such Premises Condition Reports.
(m)    Governmental Approvals. Sellers shall (and shall cause the Affiliated Parties to) use commercially reasonable efforts to assist Purchaser in obtaining any required third party consents, Permits and Regulatory Approvals or satisfying any notice requirements, including, without limitation, (i) filing any applications, notices or other documents required by the applicable Approval Authority in connection with the sale of the Facilities; and (ii) as necessary to satisfy the conditions set forth in Section 7.01(d).
6.02    Covenants of Purchaser. Purchaser covenants and agrees as follows:
(a)    Governmental and Lender Approvals. Purchaser shall cooperate with Sellers and use commercially reasonable efforts to assist Sellers (and the Affiliated Parties) in obtaining any required third party consents, Permits and Regulatory Approvals or satisfying any notice requirements, including, without limitation, filing any applications, notices or other documents at no cost to Purchaser, (i) required by the applicable Approval Authority in connection with the sale of the Facilities; and (ii) as necessary to satisfy the conditions set forth in Section 7.01(f).
(b)    No Future Financial Representation. Sellers have provided to Purchaser certain financial information regarding the Facilities. Purchaser hereby acknowledges that Sellers (or any other person or entity including, without limitation, any other member of the Seller Group) make no representation or warranty that such information is complete or accurate (except as, and only to the extent, expressly set forth in Section 5.01(g)) or that Purchaser will achieve similar financial or other results with respect to the ownership of the Facilities. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate similar to the Facilities and further that, subject to the express representations, warranties and covenants of Sellers herein, Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Facilities, and Purchaser releases each Seller (as well as any other member of the Seller Group) from any liability with respect to such financial information (except as, and only to the extent, expressly set forth in Section 5.01(g)).
(c)    As‑Is. Purchaser hereby confirms, acknowledges and agrees that, subject only to the express representations and warranties made by Sellers in this Agreement and in the Deeds: (i) (A) it is buying the Transferred Property on an “AS‑IS, WHERE‑IS AND WITH ALL FAULTS” basis; (B) it has made or will have made its own investigations and inspections of the Transferred Property, including, without limitation, the physical aspects of the Transferred Property and the Transferred Property’s compliance with all laws applicable to the Transferred Property’s current or intended use; (C) in connection with its investigations and inspections of the Transferred Property it has contracted or had the opportunity to contract with certain advisors and consultants as Purchaser deemed to be necessary; and (D) it has or will have approved the reports of such advisors and consultants; (ii) in entering into this Agreement, Purchaser has not been induced by, and has not relied upon, whether express or implied, warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Transferred Property or its uses, the physical condition, environmental condition, state of title, income, expenses or operation of the Transferred Property, written or unwritten, whether made by Sellers or any affiliates, agent, employee or other representative of Sellers, or any broker or any other person representing (or purporting to represent) Sellers, and (iii) Sellers shall not be liable for or bound by any written or unwritten statements, representations, warranties, brokers’ statements or other information pertaining to the Property furnished by Sellers, any broker, any agent, employee or other actual (or purported) representative of Sellers, or any other person.
6.03    Intentionally Omitted.
ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING
7.01    Conditions Precedent to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Closing is subject to the satisfaction of the following conditions by each Seller in respect of the Property owned or operated by it on or before the Closing, unless waived by Purchaser in writing prior to the Closing (“Purchaser’s Conditions Precedent”):
(a)    Covenants. Each Seller shall have performed and observed in all material respects all covenants and obligations of such Seller under this Agreement, including, without limitation, delivery into escrow of any and all documents required pursuant to Section 8.02.
(b)    Representations and Warranties. All representations and warranties of each Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.
(c)    Title. At Closing, the Title Company shall be irrevocably and unconditionally prepared to issue to Purchaser after Closing in the form of the fully “marked‑up” Title Commitments or Pro Forma Title Policies issued to Purchaser and attached to Purchaser’s closing instruction letter signed by the Title Company, as such forms were agreed upon by Purchaser, together with all endorsements, on or prior to the DDP Expiration Date, subject to and in accordance with Sections 3.02(d) and (e).
(d)    Master Lease. Concurrently with the Closing, Purchaser, RC TIER Properties, L.L.C. (the “New Master Tenant”) and the other entities to be parties thereto (collectively, the “Lease Parties”) shall enter a master lease agreement substantially in the form attached hereto as Exhibit B (the “Master Lease”), whereby Purchaser shall lease each Facility to the New Master Tenant or one or more subsidiaries thereof to be approved by Purchaser. On or prior to the Effective Date, the New Master Tenant and Purchaser shall agree, in writing, on the final form of the Master Lease and all ancillary documents and instruments and deliverables to be executed or delivered in connection therewith, including any letter of credit, evidence of insurance, the sublease for each Facility and each guaranty required thereunder. As used herein, “Master Tenant” means, as applicable, Existing Master Tenant and/or New Master Tenant.
(e)    Material Adverse Effect. None of the following shall have been done by, against or have occurred with respect to any Seller, Existing Master Tenant or Parent Guarantor prior to the Closing: (i) the commencement of a case under Title 11 of the U.S. Code (as now constituted or hereafter amended) or under any other applicable bankruptcy or other similar law; (ii) the appointment of a trustee or receiver of any property interest; (iii) an assignment for the benefit of creditors; (iv) an attachment, execution or other judicial seizure of a substantial property interest; (v) the taking of, failure to take or submission to any action indicating an inability to meet its financial obligations as they accrue; (vi) a dissolution or liquidation; (vii) the commencement of any regulatory enforcement action which will or reasonably may limit admissions or government reimbursements with respect to any Facility, which is not dismissed within thirty (30) days after such commencement; (viii) the receipt of an “immediate jeopardy” determination against a Facility, which has not been dismissed or cured; or (ix) the occurrence of any Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse change with respect to the financial condition of Sellers or Parent Guarantor, or in the business, operations, assets or cash flow of a particular Facility or the Property, taken as a whole; provided, however, that the following shall not be deemed to constitute, and shall not be taken into account in determining whether or not a “Material Adverse Effect” has occurred and the term “Material Adverse Effect” shall not include the impact of (A) changes in Laws, regulations or interpretations thereof by any Approval Authorities, (B) actions or omissions of Sellers taken with the prior written consent of Purchaser in contemplation of the transactions contemplated by this Agreement, (C) national or international hostilities, acts of terror, acts of war, or natural disasters, (D) conditions affecting the United States economy generally, (E) changes in GAAP, and (F) conditions generally affecting the industries in which the Sellers operate, including, without limitation, any Third Party Payor change to reimbursements.
(f)    Third Party Consents. All Permits and Regulatory Approvals, if any, that Sellers are required to obtain in connection with the conveyance of the Property to Purchaser and the transactions contemplated under the Master Lease shall have been issued and/or obtained.
7.02    Conditions Precedent to Seller’s Obligation to Close. Each Seller’s obligation to consummate the Closing in respect of Transferred Property owned or operated by it is subject to the satisfaction of the following conditions on or before the Closing, unless waived by Sellers in writing prior to the Closing (“Sellers’ Conditions Precedent”):
(a)    Covenants. Purchaser shall have performed and observed in all material respects all covenants and obligations of Purchaser under this Agreement, including, without limitation, delivery into escrow of any and all documents required pursuant to Section 8.03.
(b)    Representations and Warranties. All representations and warranties of Purchaser set forth in Section 5.03 of this Agreement shall be true and correct in all material respects as if made on the Closing Date.
(c)    Intentionally Omitted.
7.03    Failure of a Condition.
(a)    Purchaser’s Conditions Precedent. In the event that any of the Purchaser’s Conditions Precedent have not been satisfied on or before the Outside Date (the “Unsatisfied Purchaser Condition”), then Purchaser shall have the right to give notice to Sellers, on or before the Outside Date, of each Unsatisfied Purchaser Condition that Purchaser asserts has not been satisfied or be deemed to have waived its right to object. In such notice, Purchaser may elect (i) to extend the Outside Date for a reasonable period of time (not to exceed thirty (30) calendar days) to allow Sellers to satisfy the Unsatisfied Purchaser Condition; or (ii) to waive such Unsatisfied Purchaser Condition in a writing delivered to the Escrow Agent and Sellers and proceed to the Closing as contemplated hereunder. In the event that Purchaser has elected to extend the Outside Date and the Unsatisfied Purchaser Condition remains unsatisfied upon the expiration of such extension, then, provided that Purchaser is not then in material breach of any provision of this Agreement, Purchaser shall have the right, upon notice to Sellers, to terminate this Agreement with respect to all Facilities. In the event of a termination of this Agreement with respect to all Facilities under this Section 7.03(a), the Deposit shall be reimbursed to Purchaser, after which neither Sellers nor Purchaser will have any further rights or obligations hereunder, whether pursuant to Section 11.01 or otherwise.
(b)    Sellers’ Conditions Precedent. In the event that any of the Sellers’ Conditions Precedent have not been satisfied on or before the Outside Date (the “Unsatisfied Sellers’ Condition”), then Sellers shall have the right to give notice to Purchaser, on or before the Outside Date, of each Unsatisfied Sellers’ Condition that Sellers assert have not been satisfied or be deemed to have waived its right to object. In such notice, Sellers may elect (i) to extend the Outside Date for a reasonable period of time (not to exceed thirty (30) calendar days) to allow Purchaser to satisfy the Unsatisfied Purchaser Condition, or (ii) to waive such Unsatisfied Purchaser Condition in a writing delivered to the Escrow Agent and Purchaser and proceed to the Closing as contemplated hereunder. In the event that Sellers elect to extend the Outside Date and the Unsatisfied Sellers’ Condition remains unsatisfied upon the expiration of such extension, then, provided that Sellers are not then in material breach of any provision of this Agreement, Sellers shall have the right, upon notice to Purchaser, to terminate this Agreement with respect to all Facilities. In the event of a termination of this Agreement with respect to all Facilities under this Section 7.03(b), the Deposit shall be retained by Sellers, after which neither Sellers nor Purchaser will have any further rights or obligations hereunder.
ARTICLE 8
CLOSING; ESCROW CLOSE
8.01    Closing and Closing Date. The consummation of the transactions contemplated hereby (the “Closing”) will take place via the escrow services of the Escrow Agent or at such other location upon which Sellers and Purchaser mutually agree, thirty (30) days following the later to occur of (i) the DDP Expiration Date, or (ii) as otherwise agreed to by Purchaser and Sellers (the “Closing Date”); provided, however, that in any event, the Closing Date shall occur no later than September 30, 2018 (the “Outside Date”), subject to the right of the parties to postpone the Outside Date as set forth in Section 7.03. Notwithstanding the foregoing or any other language in this Agreement to the contrary, the location and other logistics of the Closing and the Closing Date shall be subject to any requirements or extensions imposed by the U.S. Department of Housing and Urban Development (“HUD”) in connection with the payoff of the applicable Seller Indebtedness.
8.02    Obligations of Sellers.
(a)    Closing Documents. At least one (1) Business Day prior to Closing, each Seller will execute (if applicable), acknowledge (if necessary) and deliver originals (or copies,

where indicated) of the following documents to the Escrow Agent in respect of any Facility owned by such Seller:
(i)    a Special Warranty Deed substantially in the form attached hereto as Exhibit C and reasonably acceptable to the parties hereto and the Title Company, conveying such Seller’s Facility to Purchaser in fee simple utilizing the legal description for the Land set forth on the Pro Forma Title Policy, subject only to the Permitted Exceptions and the provisions set forth in Section 3.02 (the “Deed”);
(ii)    a Blanket Conveyance, Bill of Sale and Assignment substantially in the form of Exhibit D, whereby (A) such Seller shall sell, assign, transfer and convey to Purchaser, free and clear of all liens and encumbrances except Permitted Exceptions, all of such Seller’s right, title, interest and obligations in, to and under all other Transferred Property in respect of the particular Facility which such Seller owns and/or operates, and (B) Purchaser shall purchase, accept and assume, from and after the Closing Date, all of such Seller’s right, title, interest and obligations in, to and under all other Transferred Property in respect of the particular Facility which such Seller owns and/or operates to the extent the same are assignable;
(iii)    a certificate of Non‑Foreign Status substantially in the form of Exhibit E;
(iv)    a certificate that all of such Seller’s representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date substantially in the form of Exhibit F and an updated Rent Roll dated as of the Closing Date and certified to be true, correct and complete in all material respects;
(v)    a Seller’s settlement statement, showing all of the payments, adjustments and prorations provided for in Section 8.04 and otherwise agreed upon by each Seller and Purchaser;
(vi)    such affidavits or letters of indemnity (including “gap” indemnity) for the benefit of the Title Company as the Title Company shall require in order to omit from the Title Policy all pre‑printed standard exceptions, including any unfiled mechanic’s, materialmen’s or similar liens;
(vii)    such additional evidence as may be reasonably required by the Title Company with respect to the authority of the persons executing the documents on behalf of such Seller;
(viii)    such disclosures, reports and withholding forms as are required by applicable state and local law in connection with the conveyance of real property;
(ix)    real estate transfer tax forms and returns for such Facility if required under applicable law;
(x)    evidence of the termination as of the Closing of each Operator Lease;

(xi)    certified resolutions of the board of directors (or equivalent body) of such Seller’s and Parent Guarantor’s ultimate parent evidencing that each has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereby;
(xii)    certified resolutions of the board of directors (or equivalent body) of the ultimate parent of (A) RCMC and any other Lease Guarantor, (B) New Master Tenant, and (C) Operators evidencing that each has been duly authorized to enter into and perform this Agreement, the Master Lease, Master Lease Ancillary Documents, the Guaranties and the transactions contemplated thereby;
(xiii)    any additional documents that the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transactions contemplated by this Agreement;
(xiv)    Intentionally Omitted;
(xv)    the Payoff Letters, if any; and
(xvi)    a duly executed counterpart to the Master Lease by the New Master Tenant, and fully executed copies of all operating subleases entered into thereunder, in substantially the form attached hereto as Exhibit G‑1, along with duly executed counterparts to all ancillary documents required to be delivered as of the effective date of the Master Lease (collectively, the “Master Lease Ancillary Documents”), including the Lease Guaranty (Subtenants) and Lease Cross‑Guaranty (Subtenants), in substantially the forms attached hereto as Exhibit G‑2 and G‑3 (collectively, the “Guaranties”), together with all other deliverables which may be required under the Master Lease, including, without limitation, any non‑disturbance agreement, letters of credit and certificates of insurance as are required pursuant to the Master Lease, showing Purchaser as an additional insured and loss payee, with appropriate provisions for prior notice to Purchaser in the event of cancellation or termination of such policies and any other executed or other documents reasonably required by Purchaser to consummate the transactions contemplated hereby.
(b)    Possession. At the Closing, each Seller will deliver possession of any Facility owned or operated by it and all (including, without limitation, at least one (1) complete set of) keys for use at such Facility in the possession or subject to the control of such Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any. Each Seller will also deliver to Purchaser, or provide Purchaser access to, upon request, copies or originals of all other Transferred Property that is in such Seller’s possession or control; provided, however, that any of the Transferred Property located at a Facility shall remain at such Facility.
(c)    Costs. At the Closing, each Seller will pay all costs allocated to such Seller pursuant to Section 8.04.
8.03    Obligations of Purchaser.

(a)    Closing Documents. At the Closing, Purchaser shall execute (if applicable), acknowledge (if necessary) and deliver originals of the following documents to the Escrow Agent in respect of each Property purchased by it:
(i)    a Blanket Conveyance, Bill of Sale and Assignment substantially in the form of Exhibit D;
(ii)    a certificate that all of Purchaser’s representations and warranties in this Agreement are true and correct in all material respects as of the Closing Date substantially in the form of Exhibit H;
(iii)    a Purchaser’s settlement statement, showing all of the payments, adjustments and prorations provided for in Section 8.04 and otherwise agreed upon by each Seller and Purchaser;
(iv)    such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser or on behalf of Purchaser;
(v)    certified resolutions of the sole member of Purchaser evidencing that Purchaser has been duly authorized to enter into and perform this Agreement and the transactions contemplated hereby;
(vi)    Intentionally Omitted; and
(vii)    a duly executed counterpart to the Master Lease, along with duly executed counterparts to all ancillary documents required to be delivered as of the effective date of the Master Lease.
(b)    Payment of Consideration and Costs. At the Closing, Purchaser will pay any and all amounts required in accordance with the terms and conditions set forth in Article 2 of this Agreement, and will pay all costs allocated to Purchaser pursuant to Section 8.04.
8.04    Costs and Adjustments at Closing.
(a)    Expenses.
(i)    Purchaser shall pay the prepayment penalty in accordance with the formula shown on Exhibit L attached hereto (collectively, the “HUD Lockout Fee”) imposed by HUD in connection with the payoff of the HUD‑insured Seller Indebtedness at the Closing. Sellers shall pay at the Closing any penalties, fees, interest or other charges arising as a result of any breach, default or event of default by a Seller under the Seller Indebtedness and Sellers’ and its Affiliated Parties’ attorney’s fees, including with respect to any opinion letters required to be provided by Sellers or any Affiliated Party.
(ii)    Purchaser shall pay: (A) all title examination fees and any endorsement costs for the Title Policies; (B) the cost of the Surveys; (C) the cost of recording the

Deeds; (D) the cost of any appraisals of Sellers’ interest in the Transferred Property obtained by Purchaser; (E) Purchaser’s legal, accounting and other professional fees and expenses; (F) one‑half (1/2) of any escrow fees charged by the Title Company or applicable escrow company in connection with the Closing; and (G) all other costs and expenses which are required to be paid by Purchaser pursuant to other provisions of this Agreement.
(iii)    Sellers shall pay: (A) the premiums for the Title Policies (excluding any endorsements); (B) any and all state, county, municipal or other conveyance, documentary or transfer taxes, including stamp taxes (“Transfer Taxes”) customarily payable by seller in connection with the Deeds or in connection with the delivery of any other instrument contemplated by this Agreement and any non‑resident withholding taxes; (C) the cost of recording and/or filing of any instrument contemplated by this Agreement (other than with respect to the Deeds); (D) Sellers’ legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered, by Seller or any Affiliated Party hereunder, including without limitation, the cost of performance by Seller of its obligations hereunder; (E) all other costs and expenses which are required to be paid by Sellers pursuant to other provisions of this Agreement, including any and all expenses in connection with the payment of any encumbrances and recording costs to release any encumbrances; and (F) one‑half (1/2) of any escrow fees charged by the Title Company or applicable escrow company in connection with the Closing.
(iv)    Except as specifically set forth in this Agreement, all other costs and expenses of the transactions contemplated hereby shall be borne by the party incurring the same or as is the custom for the state in which the particular Facility is located. The costs described in this Section 8.04(a) shall be referred to herein as the “Closing Costs”. The provisions of this Section 8.04(a) shall survive the termination of this Agreement.
(v)    Notwithstanding any language to the contrary set forth in this Agreement, Purchaser shall not be obligated to pay any recordation fees, stamp taxes or other transfer taxes on any memoranda of the Master Lease or any sublease to an Operator, any rental or lease taxes or nursing home privilege or similar business taxes, all of which shall be the responsibility of the tenant under the Master Lease or the applicable Operator.
(vi)    If the Closing does not occur for any reason other than a material default by one of the parties, Sellers and Purchaser shall split the costs incurred through the Title Company and Escrow Agent equally including the cost of the Title Commitments. If Sellers or Purchaser materially defaults and the Closing does not occur, the defaulting party shall bear such costs.
(b)    Rent and Impounds. Sellers shall pay at the Closing any prorated rent and impounds under the Master Lease (and any related subleases) for the period from the Closing through the end of the calendar month in which the Closing occurs, plus the rents and impounds payable for the first full month under the Master Lease (and any related subleases).
(c)    Premises Condition Report; Repairs Escrow. Subject to the terms and conditions set forth in Section 6.01(l), at the Closing, Sellers and Purchaser shall direct the

Escrow Agent to withhold from Sellers’ proceeds and retain in escrow for the benefit of Purchaser, pursuant to a mutually‑acceptable escrow agreement, one hundred twenty percent (120%) of the estimated cost to complete the then outstanding and unfinished Required PCR Repairs. Sellers, Purchaser and the Escrow Agent shall agree upon the final form of the applicable escrow agreement on or before the Closing Date, and the actual amount of funds to be withheld shall be determined and mutually agreed to by the parties on or before the Closing Date based upon the Premises Condition Report for each Facility; provided, however that neither party shall unreasonably withhold, condition or delay their approval.(d)    Prorations. Subject to the terms of the Master Lease, all operating expenses shall continue to be the obligation of the Master Tenant under the Master Lease (and the subtenants under any related subleases), and all operating income shall continue to inure to Sellers’ benefit after the Closing pursuant to approved subleases.
(e)    Mortgage Interest, Escrows and Deposits. Sellers shall not receive a credit at the Closing for any insurance, tax or other reserves, escrows and/or such deposits held by HUD or the HUD servicer, it being understood that Sellers shall be entitled to pursue a refund of such amounts directly from HUD or the HUD servicer; provided, however, that to the extent available at Closing, Sellers agree that Sellers shall make such funds available to New Master Tenant and the Operators to satisfy their reserve requirements under the Master Lease; provided, further, however, that Owner Sellers shall be entitled to retain any replacement reserve funds in excess of Five Hundred and 00/100 Dollars ($500.00) per bed per Facility to the extent refunded by HUD or the HUD servicer.
(f)    Post‑Closing Reconciliation. All adjustments for items to be prorated pursuant to this Section 8.04 which cannot be prorated (or for items to be prorated pursuant to this Section 8.04 which were prorated based upon an estimation) as of the Closing Date shall be completed within sixty (60) days after the Closing Date, except for (i) those items for which Purchaser was given a credit against the Portfolio Purchase Price at the Closing, and (ii) those items that are not reasonably capable of determination within such sixty (60) day period, and the parties agree to adjust such items in clause (ii) as and when ascertainable and to make the appropriate payment forthwith and without interest thereon.
(g)    Survival. The provisions of this Section 8.04 shall survive Closing.
8.05    Escrow Close. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow established with the Escrow Agent. The Escrow Agent shall not deliver or record any documents or disburse any funds until the Escrow Agent receives written confirmation (which may include e‑mail) from authorized representatives of the applicable Seller and Purchaser that all conditions to the Closing have been satisfied or waived, including, without limitation, the Escrow Agent’s unconditional and irrevocable willingness and ability to comply with the terms of each party’s escrow instruction letter to the Escrow Agent.
8.06    Reporting Person. If requested in writing by any party, the Escrow Agent shall confirm its status as the “reporting person” in a writing that complies with the requirements of Section 6045(e) of the Code and the regulations promulgated thereunder.

ARTICLE 9
RISK OF LOSS; DAMAGE; CONDEMNATION
9.01    Risk of Loss. Risk of loss for damage to the Facilities, or any part thereof, by fire or other casualty from the Effective Date until the Closing will be on Sellers.
9.02    Notice of Casualty or Taking. Sellers shall promptly deliver to Purchaser written notice of any casualty or taking involving the Facilities; to the extent the same are received by Sellers.
9.03    Damage.
(a)    Loss or Damage. In the event of loss or damage to a Facility or any portion thereof which is not “major” (as defined in Section 9.03(c)), this Agreement shall remain in full force and effect, and the repairs shall be completed in accordance with Section 9.03(b). In the event of a major loss or damage, Purchaser may terminate this Agreement with respect to all (but not less than all) of the Facilities by written notice to Sellers, and thereafter neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination, and the Deposit shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) Business Days after receipt of written notice from a Seller of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with the Closing and the repairs shall be completed in accordance with Section 9.03(b), provided that insurance proceeds are available to Purchaser to cover the costs of repairing the damaged Facility to the extent such repairs are not completed.
(b)    Proceeds; Repairs. If this Agreement may not be, or is not, terminated in accordance with Section 9.03(a) and if, prior to Closing, Sellers are unable to perform all repairs necessary to bring a Facility owned or operated by it to its condition immediately prior to such loss or damage, Sellers shall assign to Purchaser all of such Sellers’ right, title and interest to any claims and proceeds Sellers may have with respect to any casualty insurance policies (including any rent loss insurance applicable to any period on and after the Closing Date) or condemnation awards relating to such Facility, except to the extent needed to reimburse Sellers for reasonable, actual, out‑of‑pocket sums it expended prior to the Closing for the restoration or repair of such Facility or in collecting such insurance proceeds or condemnation awards, and Purchaser shall receive a credit at the Closing for any deductible, uninsured or coinsured amount under said insurance policies. In the event of damage that is not major as set forth in Section 9.03(a) Sellers shall, at Sellers’ cost, repair the damage before the Closing in a manner reasonably satisfactory to Purchaser or, if repairs cannot be completed before Closing, credit Purchaser at the Closing for the reasonably estimated cost to complete the repair. The terms of this Section 9.03(b) shall be subject to the rights of any mortgagee or lender under any mortgage, deed of trust or similar document encumbering a Facility, unless any such mortgagee or lender acknowledges in a signed document satisfactory to Sellers and Purchaser that such mortgagee or lender will not take possession of or otherwise require any such proceeds or awards to be used in a particular manner. If any such mortgagee or lender refuses to provide any such signed document, or requires that any casualty or condemnation proceeds or awards be used pursuant to the terms of any mortgage, deed of trust or similar document (including use for restoration of the

Property), then Sellers shall notify Purchaser thereof (“Casualty Termination Notice”) and Sellers or Purchaser shall have the right to terminate this Agreement with respect to all Facilities upon written notice to the other party no later than five (5) days following such Casualty Termination Notice or the Closing Date, whichever first occurs. Following any such termination of this Agreement, the Deposit shall be returned to Purchaser after which neither Sellers nor Purchaser will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If this Agreement is not terminated as provided in the immediately preceding sentence, then Sellers shall credit Purchaser at the Closing with an amount equal to the amount of any proceeds or awards applied by any such mortgagee or lender to the indebtedness secured by any mortgage, deed of trust or similar document encumbering such Facility.
(c)    “Major” Loss or Damage. For purposes of this Section 9.03, “major” loss or damage to a Facility refers to the following: (i) loss or damage to such Facility or any portion thereof (A) such that the cost of repairing or restoring such Facility to a condition substantially similar to that of such Facility prior to the event of damage would be, in the written opinion of the insurance adjuster for Seller that owns such Facility, equal to or greater than ten percent (10%) of the Purchase Price allocated to such Facility, (B) which, in Sellers’ reasonable estimation, will take longer than one hundred eighty (180) days to repair, or (C) which materially and adversely affects access to or from such Facility; and (ii) any condemnation proceeding contemplated, threatened or instituted by anybody having the power of eminent domain with respect to any improvements on such Facility (or any portion thereof).
ARTICLE 10
REMEDIES
10.01    Seller Default. If, prior to Closing, a Seller materially breaches or fails to perform any of its covenants herein in any material respect, and such breach or failure shall continue for a period of fifteen (15) Business Days after written notice thereof from Purchaser specifying to which Facility the default applies and the specific nature of the default, then, provided that Purchaser is not then in material breach of any provision of this Agreement, Purchaser shall have the right, as Purchaser’s sole and exclusive (except to the extent caused by any acts or omissions constituting fraud by Sellers or Parent Guarantor) remedy at law, in equity or otherwise (a) to file an action to obtain specific performance of such Seller’s obligation to perform in accordance with this Agreement (to the extent available), or (b) to declare this Agreement terminated as to all (but not less than all) of the Facilities and receive, as fixed, agreed and liquidated damages and not as a penalty, a return of the Deposit (plus any accrued interest thereon) plus Purchaser’s Reimbursable Transaction Costs up to the Reimbursement Cap. Upon such return of the Deposit and payment by Sellers of Purchaser’s Reimbursable Transaction Costs, (c) all rights and obligations of Purchaser and Sellers under this Agreement shall expire, except for such provisions as expressly survive the expiration or the termination hereof; and (d) Purchaser hereby waives any and all rights to damages in excess of Purchaser’s Reimbursable Transaction Costs up to the Reimbursement Cap.
10.02    Purchaser Default. If, prior to Closing, Purchaser materially breaches or fails to perform any of its covenants herein in any material respect and as a result thereof fails to close as required by this Agreement, and such breach or failure shall continue for a period of fifteen (15) Business Days after written notice thereof from Seller specifying to which Facility the default applies and the specific nature of the default (other than a failure to deliver the Portfolio Purchase Price upon satisfaction of Purchaser’s Conditions Precedent for which no cure period shall be given), the parties stipulate and agree that actual damages may be difficult, if not impossible, to compute. Consequently, in the event of any such material breach or failure by Purchaser pursuant to this Section, then, provided that Sellers are not then in material breach of any provision of this Agreement, Sellers’ sole and exclusive remedy (except to the extent caused by any acts or omissions constituting fraud by Purchaser) at law, in equity or otherwise shall be either to (a) terminate this Agreement in its entirety and retain the Deposit (plus any accrued interest thereon) as fixed, agreed and liquidated damages and not as a penalty, or (b) terminate this Agreement only as to the specific Facility as to which Purchaser is in default, by giving written notice thereof to Purchaser prior to the Closing, in which event an amount equal to the amount of Deposit allocable to the Facility which is the subject of such default of Purchaser shall be paid to Sellers as fixed, agreed and liquidated damages and not as a penalty, and after the payment of such portion of the Deposit to Sellers, neither Sellers nor Purchaser will have any further rights or obligations under this Agreement with respect to such Facility, except for any obligations that expressly survive termination. In the event that Sellers elect to terminate this Agreement in its entirety, then upon Sellers’ receipt of the Deposit (plus any accrued interest thereon), (i) all rights and obligations of Purchaser and Sellers under this Agreement shall expire, except for such provisions as expressly survive the expiration or the termination hereof; and (ii) Sellers hereby waive any right to action for specific performance of Purchaser’s obligations under this Agreement and any other remedies at law or in equity. Notwithstanding the foregoing, nothing in this Section 10.02 shall be deemed to limit Sellers’ recovery in connection with the indemnity provided by Purchaser in Section 3.04 of this Agreement.
ARTICLE 11
ADDITIONAL AGREEMENTS
11.01    Indemnification. Subject to any of the limitations set forth in this Agreement, including, without limitation, Section 5.02, Article 10 and Section 11.02, each Owner Seller and Operator of a particular Facility, hereby jointly and severally, solely as between themselves and solely with respect to the Facility and other Property owned and/or operated by them, agree, from and after the Closing, to indemnify and hold free and harmless the Purchaser and its affiliates and their respective officers, directors, employees, advisors, accountants, attorneys, partners, shareholders and any other person having a direct or indirect ownership interest in Purchaser (collectively, the “Purchaser Parties”) from and against any Damages incurred by the Purchaser Parties and resulting from (i) any material inaccuracy or material breach of any representation or warranty made by such Owner Seller and Operator in this Agreement, and (ii) any material breach or default by such Owner Seller and Operator under any of such Owner Seller and Operator’s covenants or agreements contained in this Agreement.
11.02    Indemnification Limitations. Notwithstanding anything contained herein to the contrary, the indemnification obligations of Sellers set forth in Section 11.01 of this Agreement shall be subject to the following limitations:

(a)    The indemnification obligations set forth in Section 11.01 shall survive for a period of one (1) year following the Closing (the “Indemnity Period”); provided, however, any claims asserted by the Purchaser Parties in good faith, with specificity and in writing prior to the expiration of the Indemnity Period shall not thereafter be barred by the expiration of the Indemnity Period.
(b)    No Seller shall have any obligations under Section 11.01 until the aggregate amount of Damages incurred by the Purchaser Parties thereunder exceeds Two Hundred Fifty Two Thousand and 00/100 Dollars ($252,000.00) (the “Deductible Amount”), after which the Purchaser Parties shall be entitled to indemnification under Section 11.01 for the amount of all such Damages in excess of the Deductible Amount; provided, however, that the aggregate amount of Damages for which the Purchaser Parties shall be entitled to indemnification pursuant to Section 11.01 shall not exceed Two Million Five Hundred Twenty Thousand and 00/100 Dollars ($2,520,000.00).
(c)    Payments by a Seller pursuant to Section 11.01 shall be limited to the amount of any Damages that remain after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Purchaser Parties in respect of any such Damages. The Purchaser Parties shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements prior to seeking indemnification under this Agreement.
(d)    Notwithstanding anything contained herein to the contrary, no Seller shall be liable under Section 11.01 for any Damages based upon or arising out of any inaccuracy in or breach of any of the representations, warranties, covenants and/or agreements of such Seller contained in this Agreement if Purchaser had Knowledge of such inaccuracy or breach prior to the Closing.
(e)    Notwithstanding anything in this Agreement to the contrary, the parties hereby acknowledge and agree that Purchaser shall have certain rights, remedies and/or recoveries available to it under the terms of the Master Lease in the event of a breach or default by Sellers thereunder; provided, however, that in no event shall Purchaser be entitled to recover twice (once under this Agreement and again under the Master Lease) for any Damages arising or resulting from the same set of facts and/or circumstances.
(f)    Purchaser, on behalf of itself and each of the Purchaser Parties, hereby acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims for breach of any representations, warranty, covenant or agreement set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11.

11.03    Brokers.

(a)    Commissions and Fees. Sellers jointly and severally represent and warrant to Purchaser that no Seller has (i) contacted or entered into any agreement with any investment banker, real estate broker, agent, finder or any party in connection with the transactions contemplated hereby other than Dresner Partners – Investment Banking (“Dresner”), or (ii) taken any action that would result in any fees or commissions being due and payable to any party other than Dresner with respect to the transactions contemplated hereby. Sellers will be solely responsible for the payment of Dresner’s fees in accordance with the provisions of separate agreements, and Purchaser shall have no obligation or liability relative thereto. Purchaser hereby represents and warrants to each Seller that Purchaser has not contracted or entered into any agreement with any investment banker, real estate broker, agent or finder in connection with the transactions contemplated hereby and that Purchaser has not taken any action that would result in any fees or commissions being due or payable to any such party with respect to the transactions contemplated hereby other than Dresner.
(b)    Indemnity. Sellers, on the one hand, and Purchaser, on the other, hereby indemnifies and agrees to hold the other party harmless from any actual, out‑of‑pocket Claims and/or Damages (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party in Section 11.03(a). Notwithstanding anything to the contrary contained in this Agreement, the indemnities set forth in this Section 11.03(b) shall survive the Closing for a period of eighteen (18) months.
ARTICLE 12
NOTICES
12.01    Written Notice. All notices, demands and requests that may be given or that are required to be given by any Seller to Purchaser or by Purchaser to any Seller under this Agreement must be in writing given to the applicable party’s address set forth in Section 12.03.
12.02    Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent by (a) personal delivery, (b) a nationally recognized overnight courier service, (c) facsimile with written telephonic confirmation, with a copy to follow by overnight courier service, or (d) certified mail, return receipt requested. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given as follows: (i) if served in person, when served; (ii) if sent by facsimile (provided that such facsimile transmission is confirmed by telephone or a statement generated by the transmitting machine) upon completion of transmission, or if transmission is completed after 5:00 p.m. Eastern Time or on a day other than a Business Day, on the next succeeding Business Day, provided that a duplicate copy of any such facsimile is also delivered on the next succeeding Business Day in accordance with paragraphs (a), (b) or (d), above; (iii) if by overnight courier, on the first Business Day after delivery to the courier; or (iv) if by certified mail, return receipt requested, upon receipt. Rejection or other refusal to accept, or inability to deliver because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of such notice, request, demand, tender or other communication.

12.03    Addresses. The addresses for proper notice under this Agreement are as follows:

If to any Seller or Parent Guarantor, to:
Reliant Care Management Company, L.L.C. 1869 Craig Park Court St. Louis, Missouri 63146 Attn: Richard J. DeStefane, President Email: rdestefane@reliantcaremgmt.com Fax: (314) 543‑3880 with a copy to (which shall not constitute notice):
Reliant Care Management Company, L.L.C. 1869 Craig Park Court St. Louis, Missouri 63146 Attn: Robert J. Craddick, In‑House Counsel Email: rcraddick@reliantcaremgmt.com Fax: 314‑226‑1736 with a copy to (which shall not constitute notice):
Greensfelder, Hemker & Gale, P.C. 10 South Broadway, Suite 2000 St. Louis, Missouri 63102 Attn: Vincent J. Garozzo Email: vjg@greensfelder.com Fax: 314‑241‑8624
If to Purchaser, to:

GAHC4 Missouri SNF Portfolio, LLC
c/o Griffin‑American Healthcare REIT II, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Attention: Stefan Oh
Email: soh@ahinvestors.com
Fax: (949) 474‑0442

with a copy to (which shall not constitute notice):
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. 211 Commerce Street, Suite 800 Nashville, Tennessee 37201 Attn: Elizabeth C. Sauer, Esq.

Email: esauer@bakerdonelson.com Fax: (615) 744‑5745
If to the Escrow Agent or Title Company, to:
First American Title Insurance Company 777 South Figueroa, Suite 400 Los Angeles, California 90017 Attention: Brian M. Serikaku Email: bmserikaku@firstam.com Fax: (877) 398‑1603
Any party may, from time to time, by written notice to the other parties hereto given in accordance with the foregoing, designate a different address for notices to such party.
ARTICLE 13
ESCROW AGENT
13.01    Investment and Use of Funds. The Escrow Agent shall invest the Deposit in a segregated, interest‑bearing, institutional money market account with First American Trust for the benefit of Purchaser, shall not commingle the Deposit with any funds of the Escrow Agent or others and shall promptly provide Purchaser and Seller with confirmation of the investments made. All interest earned on the Deposit shall become a part of the Deposit and be disbursed with it. If the Closing under this Agreement occurs, then the Escrow Agent shall deliver or credit the Deposit (or portion thereof) as provided herein. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement.
13.02    Termination.
(a)    Upon a termination of this Agreement in accordance with its terms, either Parent Guarantor, on behalf of itself and Sellers, or Purchaser (in either case, the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non‑Terminating Party”) of such termination and the grounds for such termination. Such notice shall also constitute a request for the release of the Deposit to the Terminating Party, if applicable.
(b)    In such event, the Non‑Terminating Party shall have five (5) Business Days after the Non‑Terminating Party’s receipt of notice of termination provided in accordance with the provisions of Article 12 in which to object in writing to, as applicable, the reallocation of the Deposit or the release of the Deposit (or any portion thereof) to the Terminating Party. If the Non‑Terminating Party provides such an objection, then the Escrow Agent shall retain the Deposit until it receives written instructions executed by Parent Guarantor, on behalf of Sellers, and Purchaser as to the disposition and disbursement of the Deposit, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Deposit to a particular party, in which event the Deposit shall be delivered in accordance with such notice, instruction, order, decree or judgment. If the Non‑Terminating Party does not provide such an objection, then the Escrow Agent shall deliver the Deposit in accordance with the Terminating Party’s notice, if applicable, provided that the Terminating Party shall include with its notice to the Escrow Agent or promptly upon request by Escrow Agent evidence of delivery of its notice of termination in accordance with the provisions of Article 12. In no event shall the Escrow Agent ever be obligated to confirm actual delivery of notice to the Non‑Terminating Party.
13.03    Interpleader. Except as provided in Section 13.02, Sellers and Purchaser agree that in the event of any controversy regarding the Deposit, unless mutual written instructions are received by the Escrow Agent directing the disposition of such Deposit, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its actual, out‑of‑pocket costs, including, without limitation, reasonable attorneys’ fees. Sellers or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent related to such interpleader action.
13.04    Liability of the Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties and that the Escrow Agent shall not be liable to any of the parties for any action or omission on its part taken or made in good faith and not in disregard of this Agreement, but shall be liable for its negligent acts. Sellers and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all actual, out‑of‑pocket costs, claims and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection with the performance of its duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on its part. Additionally, the Escrow Agent shall not be liable to any of the parties hereto if the Escrow Agent retains the Deposit because the Escrow Agent is uncertain as to the proper party to whom the Deposit should be delivered, provided the Escrow Agent acts reasonably and in good faith.
ARTICLE 14
MISCELLANEOUS
Where applicable, the terms and conditions of the provisions set forth in this Article 14 shall survive the Closing or earlier termination of this Agreement.
14.01    Entire Agreement. This Agreement embodies the entire agreement among the parties and supersedes all prior agreements and undertakings.
14.02    Assignment. This Agreement may not be assigned by Sellers or Parent Guarantor without the prior consent of Purchaser in its sole discretion. This Agreement shall not be assigned by Purchaser without the prior consent of Parent Guarantor, on behalf of itself and Sellers, which consent may be withheld in Parent Guarantor’s sole discretion. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement, in part or in whole and as to any Facility, to an affiliate of Purchaser; provided, however, that in the event of any such assignment, (a) Purchaser shall not be released from any obligations of Purchaser hereunder, and (b) Purchaser shall provide notice of any such assignment to Parent Guarantor, on behalf of itself and Sellers.
14.03    Modifications; Waiver. This Agreement may be modified, amended, or cancelled only by a written instrument signed by the parties hereto. No waiver of any of the provisions of this Agreement will be deemed to or will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. Any waiver must be in writing and signed by the party entitled to performance. No waiver by a party of any breach or default on the part of another party will be effective unless set forth in writing and executed by the party against which enforcement of the waiver is sought, and any such waiver will operate only as a waiver of the particular breach or default specified in such written waiver and will not be effective as a waiver of any other subsequent breach or default.
14.04    Interpretation; Usage.
(a)    Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
(b)    The word “or” as used in this Agreement shall not be exclusive.
(c)    The word “will” as used in this Agreement has the same meaning as “shall” and thus means an obligation and an imperative and not a futurity.
(d)    The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
(e)    As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by any Seller to Purchaser (other than the Master Lease or any ancillary document or instrument delivered in connection with the Master Lease), the phrase “to Sellers’ Knowledge” or any similar phrase regarding the “Knowledge” of Sellers, shall mean the actual, not constructive or imputed, knowledge of Richard DeStefane, Wentric Williams, Dennis Holtmann, Lannie Wineland and Robert Craddick (the “Seller Knowledge Representatives”). Under no circumstances shall the Seller Knowledge Representatives have any individual liability for any representations or warranties made by or on behalf of any Seller. Sellers represent that the Seller Knowledge Representatives are involved with Seller’s ownership, operation and management of the Property and that the factual matters addressed in the representations set forth in this Agreements fall within the scope of their responsibilities.
(f)    As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by any Purchaser to Seller (other than the Master Lease or any ancillary document or instrument delivered in connection with the Master Lease), the phrase “to Purchaser’s Knowledge” or any similar phrase regarding the “Knowledge” of Purchaser, shall mean the actual, not constructive or imputed, knowledge of Stefan Oh, Paul Baker and Danny Prosky (the “Purchaser Knowledge Representatives”). Under no circumstances shall the Purchaser Knowledge Representatives have any individual liability for any representations or warranties made by or on behalf of any Purchaser. Purchaser represents that the Purchaser Knowledge Representatives are involved with the ownership, operation and management of Purchaser and that the factual matters addressed in the representations set forth in this Agreements fall within the scope of their responsibilities.
(g)    As used in this Agreement, (i) an “affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, while the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; (ii) “Affiliated Party” means each of Parent Guarantor and Existing Master Tenant; and (iii) “Affiliated Service Party” means each Affiliated Party and Advanced Medical Supply Management Services, L.L.C., Reliant Care Finance Company, L.L.C., Reliant Care Rehabilitative Services, L.L.C. and United Scripts LTC, LLC.
(h)    Solely for purpose of Section 5.01(k) and Section 5.01(t) hereunder, Affiliated Party shall include any affiliate of such Affiliated Party or Sellers to the extent an event or occurrence with respect to such affiliate has or is reasonably likely to have a Material Adverse Effect. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.
(i)    A reference to any statute or to any provision of any statute shall include any amendment to, and any modification or re‑enactment thereof, and all regulations and statutory instruments issued thereunder or pursuant thereto.
(j)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
(k)    “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including, without limitation, electronic media) in a visible form.
(l)    References from or through any date mean, unless otherwise specified, from and including, without limitation, or through and including, without limitation, respectively.

14.05    Captions. The captions used in connection with the articles, sections and subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.
14.06    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns permitted hereunder.
14.07    Controlling Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri and without reference to any Missouri conflict of laws rule that would result in the application of the laws of a state other than Missouri. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the Eastern District of Missouri or the courts of the State of Missouri located in the County of St. Louis, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
14.08    Attachments. If the provisions of any schedule, exhibit or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions this Agreement shall prevail. The schedules and exhibits attached hereto are hereby incorporated as integral parts of this Agreement.
14.09    Time of Essence; Survival of Claims. Time is important to all parties in the performance of this Agreement, and all parties have agreed that time is of the essence with respect to the obligations of the parties hereunder and to any date set out in this Agreement, except as otherwise expressly provided herein. Notwithstanding anything contained herein to the contrary, the parties hereby acknowledge and agree that none of the terms, conditions, representations, warranties, indemnities, covenants, agreements or obligations of the parties set forth in this Agreement (collectively, “Obligations”) shall survive the Closing or earlier termination of this Agreement except as expressly set forth in this Agreement; provided, however, that any such surviving Obligations shall survive the Closing or earlier termination of this Agreement solely for the period expressly contemplated by its terms. With respect to the survival period for any Obligation set forth herein, if the party seeking to enforce its rights files a claim against the other party in good faith, with specificity and in writing within the period of survival for such Obligation as set forth herein, the Obligation that is the subject of the claim shall survive for as long as reasonably necessary for the parties to obtain a final, non‑appealable judgment with respect thereto.
14.10    Business Day. “Business Day” means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in St. Louis, Missouri are authorized or required by law or executive order to close. If the final date of any period set out in any provision of this Agreement falls on a day that is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

14.11    Attorneys’ Fees and Costs. If a party is required to resort to litigation to enforce its rights under this Agreement, then the prevailing party in such litigation will be entitled to collect from the other party all actual, out‑of‑pocket costs and expenses, including reasonable attorneys’ fees incurred in connection with such action, without regard to statutory presumption.
14.12    Counterparts. This Agreement may be executed in multiple counterparts which shall together constitute a single document; however, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. A facsimile or other electronic transmission of an original signature shall be binding hereunder.
14.13    Publicity. Sellers and Purchaser each hereby covenant that, after the Closing, any press release or public statement with respect to the Closing issued by Sellers or Purchaser shall be subject to the prior review and approval of Sellers and Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed).
14.14    Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF ANY SELLER AND PURCHASER HEREUNDER, PURCHASER’S OWNERSHIP OR USE OF ANY PROPERTY OR ANY CLAIMS OF INJURY OR DAMAGE.
14.15    Bulk Sales Laws. Purchaser hereby waives compliance by Sellers with the provisions of the “bulk sales”, “bulk transfer” or similar laws of any state.
14.16    Obligation to Close on All Facilities. Except as expressly set forth in this Agreement and subject to the terms and conditions of this Agreement, Purchaser’s obligation to purchase the Facilities is not severable, and Purchaser must purchase all of the Facilities.
14.17    Guaranty. Parent Guarantor joins in this Agreement for the purpose of guaranteeing compliance by Sellers with all obligations of Sellers contained in this Agreement (collectively, the “Seller Obligations”). In furtherance thereof, Parent Guarantor hereby unconditionally and irrevocably guarantees to Purchaser the full and timely payment and performance of the Seller Obligations (the “Guaranty”). The Guaranty is legal, valid and binding upon and against Parent Guarantor, enforceable in accordance with its respective terms, subject to no defense, counterclaims, set‑off, or objection of any kind. The obligation of Parent Guarantor under the Guaranty are continuing, absolute and unconditional and shall remain in full force and effect until the Seller Obligations shall have been paid and performed in full. The obligations of Parent Guarantor hereunder shall not be affected, modified, changed, amended, limited, impaired, released or discharged, in whole or in part, by reason of: (a) the entry of an order for relief pursuant to the United States Bankruptcy Code by or against any Seller or Parent Guarantor; (b) the modification, change, amendment, limitation, impairment or release of the liability of a Seller or its estate in bankruptcy or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the U.S. Bankruptcy Code, or from the decision of any federal, state or local court; (c) the proposal or confirmation of a plan of reorganization concerning a Seller or Parent Guarantor or by any rejection of this Agreement pursuant to any such proceeding; or (d) the assignment of a Seller’s obligations pursuant to this Agreement or an order of court or by operation of law. The Guaranty constitutes a guarantee of payment and performance and not of collection. Accordingly, Purchaser may enforce the Guaranty against Parent Guarantor without first making demand or instituting collection or enforcement proceedings against any Seller. Parent Guarantor’s liability for the Seller Obligations is hereby declared to be primary, and not secondary, and the liability of Parent Guarantor under this Agreement shall in no way be limited or impaired by, and Parent Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of this Agreement.
14.18    Cooperation with Audit.
(a)    Sellers acknowledge that, subject to Section 14.02, Purchaser may assign all of its right, title and interest in and to this Agreement. The assignee may be affiliated with a publicly registered company (“Registered Company”) promoted by Purchaser. Sellers acknowledge that they have been advised that if Purchaser is affiliated with a Registered Company, the assignee may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the three (3) most recent pre‑acquisition fiscal years (the “Audited Years”) and the current fiscal year through the date of acquisition (the “stub period”) for each Property. To assist the assignee in preparing the SEC Filings, Sellers covenant and agree to (and to cause Parent Guarantor to) provide the assignee (to the extent in Sellers’ possession or reasonable control), upon not less than two (2) weeks prior written notice and during normal business hours, with the following within five (5) Business Days prior to the DDP Expiration Date and any time thereafter until the first anniversary of the Closing Date: (i) access to bank statements for the Audited Years and stub periods; (ii) rent roll as of the end of the Audited Years and stub periods; (iii) operating statements for the Audited Years and stub periods; (iv) access to the general ledger for the Audited Years and stub periods; (v) cash receipts schedule for each month in the Audited Years and stub periods; (vi) access to invoices for expenses and capital improvements in the Audited Years and stub periods; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the Audited Years and stub periods and the three months thereafter; (ix) all leases and five (5) year lease schedules; (x) copies of all insurance documentation for the Audited Years and stub periods; (xi) copies of accounts receivable aging as of the end of the Audited Years and stub periods along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Years and stub periods; (xii) signed representation letter in the form attached hereto as Exhibit I (“Representation Letter”); (xiii) all organizational documents of Seller; (xiv) confirmation of all cash receivables and payables for the Audited Years and the stub periods; (xv) all information related to financial statement footnotes; and (xvi) to the extent necessary, the information set forth in the letter set forth in the form attached hereto as Exhibit J. To the extent requested by Purchaser prior to Closing, Sellers also agree to deliver to Purchaser a signed Representation Letter and the foregoing requested information within five (5) Business Days prior to Closing, and such delivery shall be a condition to Closing. Sellers acknowledge receipt of a sample audit request deliverables checklist provided by Purchaser for Sellers’ review. Purchaser understands that not all of the items listed thereon may be applicable to Sellers, Parent Guarantor and the

Facilities, but Sellers agree to use commercially reasonable efforts to deliver or otherwise make available at the Facilities the items listed thereon to the extent applicable and requested by Purchaser’s auditor.
(b)    Notwithstanding any language to the contrary set forth herein, Purchaser agrees to engage Purchaser’s auditor at its sole cost and expense and to reimburse Sellers for (i) the fees and expenses actually charged by Sellers’ independent accountants in assisting Purchaser’s auditor with the foregoing audit and SEC Filings (not to include the cost of Sellers’ audited financial statements or other fees or expenses which Sellers would have incurred regardless of the foregoing audit and SEC Filing requirements), and (ii) any other reasonable out‑of‑pocket expenses actually incurred by Sellers pursuant to meeting its obligations under this Section 14.18, including, without limitation, legal fees. In no event shall Sellers’ cooperation with Purchaser in accordance with this Section 14.18 materially interfere with the operation of its business.
14.19    Purchaser’s Disclosures. Seller acknowledges that it is Purchaser’s intention that the ultimate acquirer be a corporation that is or intends to qualify as a subsidiary of a Real Estate Investment Trust (“REIT”) and that, as such, it is subject to certain filing and reporting requirements in accordance with federal laws and regulations, including, without limitation, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of this Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, Purchaser may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation, or as Purchaser otherwise elects in its sole discretion.
14.20    No Personal Liability. In addition to any limitation on liability provided by law or any other agreement or instrument, no advisor, trustee, director, officer, employee, accountant, attorney, beneficiary, shareholder, partner, participant or agent of or in Purchaser or any Seller or Parent Guarantor shall have any personal liability, directly or indirectly, under or in connection with this Agreement or the transaction contemplated hereunder.
[Signature page follows.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed and delivered as of the date first written above.
SELLERS:
BKY PROPERTIES OF ST ELIZABETH LLC, a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President	MMA HEALTHCARE OF ST ELIZABETH, INC. D/B/A ST. ELIZABETH CARE CENTER, a Missouri corporation By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President
BRIDGEWOOD ASSOCIATES, L.L.C., a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President	BRIDGEWOOD HEALTH CARE CENTER, L.L.C. D/B/A BRIDGEWOOD HEALTH CARE CENTER, a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President
CRESTWOOD ASSOCIATES, L.L.C., a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President	CRESTWOOD HEALTH CARE CENTER, L.L.C. D/B/A CRESTWOOD HEALTH CARE CENTER, a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President
EASTVIEW ASSOCIATES, L.L.C., a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President	EASTVIEW MANOR, INC. D/B/A EASTVIEW MANOR CARE CENTER, a Missouri corporation By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President
MILAN ASSOCIATES, L.L.C., a Missouri limited liability company	BKY HEALTHCARE OF MILAN, INC. D/B/A MILAN HEALTH CARE CENTER, a Missouri corporation

By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President	By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President

M‑S ASSOCIATES, L.P.,
a Missouri limited partnership

By: Randolph Pettis GP LLC, a Missouri
        limited liability company, its General
        Partner

By: /s/ Richard J. DeStefane, President
   Richard J. DeStefane, President
NORTH VILLAGE PARK, L.L.C. D/B/A NORTH VILLAGE PARK, a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President
SALISBURY ASSOCIATES LLC, a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President	CHARITON PARK HEALTH CARE CENTER, L.L.C., a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President

SEDALIA ASSOCIATES, L.P.,
a Missouri limited partnership

By: Brunswick Park Associates, Inc.,
        a Missouri corporation, its General
        Partner

By: /s/ Richard J. DeStefane, President
Richard J. DeStefane, President
FOUR SEASONS LIVING CENTER, L.L.C. D/B/A FOUR SEASONS LIVING CENTER, a Missouri limited liability company By: /s/ Richard J. DeStefane, President Richard J. DeStefane, President

PARENT GUARANTOR:

TLG II, L.L.P.,
a Missouri limited liability partnership

By: RCG, Inc., a Missouri corporation,
its General Partner

By: /s/ Richard J. DeStefane, President
Richard J. DeStefane, President

PURCHASER:

GAHC4 MISSOURI SNF PORTFOLIO, LLC,
a Delaware limited liability company

By:    Griffin‑American Healthcare REIT IV Holdings, LP,
a Delaware limited partnership, its Sole Member

By:    Griffin‑American Healthcare REIT IV, Inc.,
a Maryland corporation, its General Partner

By:    /s/ Danny Prosky
Name:    Danny Prosky
Its:    President and Chief Operating Officer

CONSENT OF ESCROW AGENT
The undersigned Escrow Agent hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, that the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same shall be accepted by the undersigned in writing.

DATED: June 8, 2018	First American Title Insurance Company (“Escrow Agent”)

By: /s/ Brian M. Serikaku
Its: Senior Commercial Escrow Officer

Consent of Escrow Agent

Exhibit A
FACILITIES, OWNER SELLERS, OPERATORS AND MASTER TENANTS

FACILITY NAME	OWNER SELLER	OPERATOR	MASTER TENANT
Bridgewood Health Care Center (“Bridgewood”)	Bridgewood Associates, L.L.C.	Bridgewood Health Care Center, L.L.C. d/b/a Bridgewood Health Care Center	TLG III, L.L.P.
Chariton Park Health Care Center (“Chariton Park”)	SALISBURY ASSOCIATES LLC	CHARITON PARK HEALTH CARE CENTER, L.L.C. d/b/a Chariton Park Health Care Center	TLG III, L.L.P.
Crestwood Health Care Center (“Crestwood”)	Crestwood Associates, L.L.C.	Crestwood Health Care Center, L.L.C. d/b/a Crestwood Health Care Center	TLG III, L.L.P.
Four Seasons Living Center (“Four Seasons”)	SEDALIA ASSOCIATES, L.P.	FOUR SEASONS LIVING CENTER, L.L.C. d/b/a Four Seasons Living Center	N/A
Milan Health Care Center (“Milan”)	Milan Associates, L.L.C.	BKY Healthcare of Milan, Inc. d/b/a Milan Health Care Center	TLG III, L.L.P.
Eastview Manor Care Center (“Eastview”)	Eastview Associates, L.L.C.	Eastview Manor, Inc. d/b/a Eastview Manor Care Center	N/A
North Village Park (“North Village”)	M-S ASSOCIATES, L.P.	North Village Park, L.L.C. d/b/a North Village Park	TLG III, L.L.P.
St. Elizabeth Care Center (“St. Elizabeth”)	BKY Properties of St Elizabeth LLC	MMA Healthcare of St. Elizabeth, Inc. d/b/a St. Elizabeth Care Center	TLG III, L.L.P.